UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.)

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Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

inTEST Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

inTEST Corporation

PROXY STATEMENT AND ANNUAL MEETING OF STOCKHOLDERS 2024

PASS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held June 20, 2024	804 East Gate Drive, Suite 200 Mt. Laurel, New Jersey 08054
YOUR VOTE IS IMPORTANT Whether or not you plan to attend the meeting, we hope you will vote as soon as possible. Information about voting methods is set forth in the accompanying Proxy Statement.

Dear Stockholders,

NOTICE IS HEREBY GIVEN that the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of inTEST Corporation will be held virtually via live webcast on Thursday, June 20, 2024, at 11:00 A.M. Eastern Daylight Time at meetnow.global/M65A9VM. The Annual Meeting will be held virtually to consider and vote on the following matters described in the accompanying Proxy Statement:

1.  Election, as directors, of the five nominees named in the accompanying Proxy Statement, with each director to serve until the next annual meeting of stockholders and until the election and qualification of such director’s successor;

2.  Ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2024;

3.  Approval, on an advisory basis, of the compensation of our named executive officers; and

4.  Such other business as may properly be brought before the meeting or any adjournment thereof.

The Board of Directors has fixed April 22, 2024, at the close of business, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors,

Duncan Gilmour

Secretary

April 26, 2024

804 East Gate Drive, Suite 200

Mt. Laurel, New Jersey 08054

PROXY STATEMENT SUMMARY

To assist you in reviewing the proposals to be considered and voted upon at our annual meeting of stockholders (the “Annual Meeting”) to be held on Thursday, June 20, 2024, we have summarized information contained elsewhere in this proxy statement or in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “Annual Report”). This summary does not contain all of the information you should consider about inTEST Corporation (the “Company”) and the proposals being submitted to stockholders at the Annual Meeting. We encourage you to read the entire proxy statement and Annual Report carefully before voting.

The Annual Meeting

Date & Time	Location	Record Date

Thursday, June 20, 2024 11:00 a.m. Eastern Time	Online via: meetnow.global/M65A9VM	April 22, 2024

In order to attend the Annual Meeting, you will need to enter your 15-digit control number, unless you choose to attend as a guest. If you wish to attend as guest, you may attend in listen-only mode by clicking on “I am a guest” after linking on the meeting site at meetnow.global/M65A9VM and entering the information requested.

Meeting Agenda and Voting Matters

Item	Proposal	Board Vote Recommendation	Page Reference (for more information)

1	Election of the five director nominees named in this proxy statement	FOR each nominee	14

2	Ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024	FOR	38

3	Approval, on an advisory basis, of the compensation of our named executive officers	FOR	39

inTEST Corporation | 2024 Proxy Statement – 1

Proxy Statement Summary

Directors and Nominees

Name	Age	Recent Professional Experience	Independent	Board Committees

Steven J. Abrams, Esq.	56	Partner and Global Co-Head of Life Sciences and Healthcare, Hogan Lovells US LLP	X	AC, CC, NCGC**

Jeffrey A. Beck	61	Former CEO, Soft Robotics Inc.	X	AC, CC**

Joseph W. Dews IV*	57	Managing Director, Craig-Hallum	X	CC, NCGC

Richard N. Grant, Jr.	54	President and Chief Executive Officer of the Company	—	—

Gerald J. Maginnis	68	Director, Cohen & Steers Mutual Fund Complex, Former Managing Partner, KPMG LLP	X	AC**, NCGC

*	Chair of the Board

**	Committee Chair

AC:	Audit Committee

CC:	Compensation Committee

NCGC:	Nominating and Corporate Governance Committee

Our Business

We are a global supplier of innovative test and process solutions for use in manufacturing and testing in key target markets, which include automotive, defense/aerospace, industrial, life sciences, and security, as well as both the front-end and back-end of the semiconductor manufacturing industry. Backed by decades of engineering expertise and a culture of operational excellence, we solve difficult thermal, mechanical, and electronic challenges for customers worldwide while generating strong cash flow and profits. Our strategy leverages these strengths to grow organically and with acquisitions through the addition of innovative technologies, deeper and broader geographic reach, and market expansion.

In 2023, we continued to advance our 5-Point Strategy and made progress with our corporate vision and mission statement, all of which we launched in early 2021. Our vision is to be the supplier of choice for innovative test and process technology solutions. Our mission is to leverage our deep industry knowledge and expertise to develop and deliver high quality, innovative customer solutions and superior support for complex global challenges. We are committed to being recognized as a leader in our markets for design and manufacturing capabilities that help solve our customers’ most complex challenges in their manufacturing and quality processes. Our products provide highly engineered, high quality and cost-effective test and process solutions, which are delivered with a customer focus that are intended to drive a high level of customer satisfaction. Our strategy is to consistently develop unique and differentiated solutions through innovative new product development and acquisitions. We expect to expand our portfolio of products, services, and support to deliver increased value to our customers which we believe will drive revenue growth and earnings power.

2 – inTEST Corporation | 2024 Proxy Statement

Proxy Statement Summary

VISION AND MISSION

Our Vision	Our Mission

STOCKHOLDER VALUE

Backed by decades of engineering expertise and a culture of operational excellence, inTEST solves difficult thermal, mechanical, and electronic challenges for customers worldwide while generating strong cash flow and profits. We have a solid foundation from which to build and an experienced leadership team to drive change through a robust strategic plan. We have reorganized to enable growth and our energized team is engaged and committed.

inTEST Corporation | 2024 Proxy Statement – 3

Proxy Statement Summary

Environmental Responsibility and Social Impact:

A comprehensive, accountable approach

inTEST Corporation recognizes the importance of its responsibility to ensure sustainability and resiliency for the long-term success of the business and all of its stakeholders. We initiated a more formalized process this past year to enhance our practices, document our processes and enable the proper oversight and governance to drive continuous improvement. The process initiated by the company in 2022 has been fully incorporated into the company daily operational practices. The group, led by Richard Rogoff, Vice President of Corporate Development and ESG Sustainability Officer, meets regularly to monitor and manage our sustainability initiatives, evaluate progress and drive opportunities for improvement.

We have chosen to apply recognized standards, including the Sustainability Accounting Standards Board (SASB) and the World Resources Institute’s Greenhouse Gas Protocol, to inform sustainability reporting. SASB standards allow organizations to disclose industry-based sustainability risks and opportunities that can affect enterprise value. We strive to meet the Electrical and Electronic Equipment (EEE) industry framework, where applicable.

We have captured our performance against the key indicators of sustainability in our recently released 2023 Environmental, Social and Governance Fact Sheet which is available on our website at https://ir.intest.com/corporate-governance.

The key tenets of our ESG strategy are

 Environmental Accountability

As we are in early stages of our journey to drive environmental accountability, we established an Environmental Policy that can be found on our website.

We believe that environmental responsibility is important to our future, and we are committed to enabling a better, safer, and more sustainable world. Recognizing the importance of environmental conservation across the globe, inTEST strives to embrace energy-efficient, water conscious and environmentally-sound behaviors and values as part of our overall business decision making process.

inTEST is committed to auditing and reducing energy and water consumption throughout its operations and facilities to mitigate our environmental impact. The Company’s business units have taken various actions to reduce energy and water use. Executive management and our ESG working group encourage and drive these initiatives. In 2023 across our divisions, we have initiated a replacement program for all lighting fixtures with LEDs, this continues the work started in our Acculogic facility in prior years. Our Ambrell business has installed programable thermostats to reduce our energy consumption at nights and on weekends. These two actions along with the awareness activities, have led to a ~9% reduction in usage of electricity and ~30% reduction in in usage of natural gas Year on Year. In addition, our Environmental Technologies division has worked to install similar improvements across its operations.

We incorporate the principles of Environmental Accountability into our product development as well. Our Acculogic business has created a cost-effective automated test platform for EV batteries, offering accelerated performance and a fast, accurate and reliable test of battery array interconnections. One product, our STINGRAY System, provides reliability testing for battery technologies that power EVs to ensure the batteries are performing as

4 – inTEST Corporation | 2024 Proxy Statement

Proxy Statement Summary

specified. Further, the ECO Series is an environmentally friendly Temptronic® ThermoStream® temperature-forcing system that uses less energy and emits low audible noise. The system, which incorporates inTEST’s proprietary technology, operates on a 20-amp circuit and is notably quiet at 56 dBA. Other examples include the ECO-710 and ECO-810 which are designed for 24/7/365-use in production or lab environments, where audible noise, heat dissipation and energy usage are of concern. Critical to note as well, our Ambrell business is centered around induction heating technology, a process heating technology that replaces the use of fossil fuels.

 Social Involvement

Our employees are core to our success and sustainability and to that end, recruitment and retention, training and development, compensation and benefits are key elements of our human capital focus. Importantly, we are fully engaged with our employees and use various engagement tools to both keep our teams informed while also learning from our nearly 350 employees around the world.

Attracting and retaining top talent is a key strategic focus, with the Company engaging in robust recruitment efforts across the organization. This includes partnering with local educational institutions and professional development networks, internship programs (HR, Engineering, Operations, Corporate), apprenticeship programs, and local municipalities like the City of Rochester (NY) and our communities, for enlisting top talent. Several of our businesses also offer part-time employment opportunities to local college students, providing them with early exposure to careers in manufacturing.

We take pride in fostering a culture of professional development, allowing employees to feel engaged and supported in their jobs, to grow in their respective roles and to advance within the Company. From senior management to our newest hire, inTEST strives to promote growth and advancement, with the objective of a more connected and resilient workforce. To support this goal, we leverage a mix of virtual and instructor-led learning opportunities to reach employees globally. Our learning platform offers over 700 courses focused on areas such as Microsoft products, OSHA-approved Safety training, Information Systems and Cyber Security, management and behavioral training. In addition, we launched the first cohort of our inTEST Leadership Academy which is a nomination-led process identify our future leaders and involving them in a 10-month program focusing on leadership capabilities within themselves and interacting with other. We also provide annual safety-related instruction on CPR, first aid, and automated external defibrillator (AED), ladder, fire extinguisher and forklift use to all applicable employees to ensure the highest level of safety for our team members. Safety is the foundation of our daily operations, which we believe is one of the key reasons our Company continues to thrive. inTEST consistently updates its safety strategy to protect employee health and safety based on the belief that employees should feel safe in their working environments. Health and safety data is regularly monitored by executive leadership and the Board to catalogue improvements and enhance execution. In addition, we completed third-party audits to assist with ensuring the value our safety program brings.

We realize that a diverse workforce facilitates a more resilient and adaptable business, broader understanding of the customer base, and innovation within ideas and workflow. inTEST strives to incorporate diversity, equity and inclusion (“DEI”) considerations into recruitment, engagement, operational and management practices. We value the ideas and experiences of all employees and work to promote a culture of open and unbiased communication.

Diversity, equity and inclusion is a significant management and human resources strategy, with the ultimate goal of centralizing the various DEI and supplier diversity initiatives of our businesses into a cohesive strategy. Management and human resources (HR) regularly assess corporate actions and programs for implementation that will most benefit our employees and the organization. DEI at inTEST is overseen by our Corporate Vice President of Human Resources, Meghan Moseley. HR and management work together to devise strategically appropriate and actionable DEI goals related to current employees, recruitment/new hires and suppliers.

inTEST also believes in giving back to the communities where our employees live and work. Whether it’s contributing to a toy drive or helping disadvantaged community members, our employees take pride in caring for one another. We encourage volunteerism and look to find more ways to support our employees’ involvement in local charities. In 2023 inTEST supported our employees to participate in food drives, Earth Day cleanup activities, Veterans support initiatives, and clothes drives. We continue to look at other ways to support our local communities.

inTEST Corporation | 2024 Proxy Statement – 5

Proxy Statement Summary

5-POINT STRATEGY

inTEST has a proven track record of delivering solid financial performance with strong margins and cash flow, as well as identifying and integrating accretive acquisitions. We believe that our financial strengths combined with experienced leadership and our 5-Point Strategy position us to deliver long-term value to our stockholders.

1	Grow Top-Line Through Geographic and Market Expansion

●	Further penetrate existing markets with infrastructure investments
●	Expand into new markets with existing products
●	Invest in global Direct Sales and Channel Management
●	Execute global supply agreements
●	Enhance Corporate identity and branding

2	Drive Innovation and Technological Differentiation

●	Leverage expertise to deliver highly valued solutions
●	Headcount investments to support product development
●	Reorganize engineering organization to optimize development
●	Drive standardization to increase market availability/lower costs
●	Establish Corporate Growth Programs and common stage Gate Development Process
3	Enhance Service and Support

●	Expand geographic service coverage, infrastructure and repair/calibration centers
●	Drive enhanced service offerings including third party agreements, extended warranties, preventative maintenance and calibration
●	Expand remote services asset health
●	Integrate shared field services and repair resources
●	Identify and capture recurring revenue streams from service

4	Foster New Culture and Talent:

●	Changes driven from top executive leadership
●	Emphasize openness, results and accountability
●	Drive diversity, engagement and career development
●	Leverage collaboration among people and divisions
●	Aligned incentives/compensation to results

5	Pursue Strategic Acquisitions and Partnerships:

●	Pursue higher frequency of deals
●	Key M&A Criteria:
●	Expand into faster markets
●	Offer a broader portfolio of services
●	Enhance value-added technological solutions
●	Quantifiable and achievable synergies
●	Explore partnerships with private labeling opportunities; consider JV/partial ownership opportunities

6 – inTEST Corporation | 2024 Proxy Statement

804 East Gate Drive, Suite 200

Mt. Laurel, New Jersey 08054

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 20, 2024

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON THURSDAY, JUNE 20, 2024: Copies of this Proxy Statement and our 2023 Annual Report to Stockholders are available at www.edocumentview.com/INTT.

This proxy statement and the enclosed proxy card are intended to be sent or given to stockholders of inTEST Corporation (“inTEST”, “Company”, “we”, “us” or “our”) on or about May 7, 2024, in connection with the solicitation of proxies on behalf of the Board of Directors of inTEST (the “Board”) for use at our 2023 Annual Meeting of Stockholders (the “Annual Meeting”), to be held virtually via live webcast on Thursday, June 20, 2024, at 11:00 A.M. Eastern Daylight Time.

inTEST Corporation | 2024 Proxy Statement – 7

QUESTIONS AND ANSWERS ABOUT THE 2024 ANNUAL MEETING OF STOCKHOLDERS

The following questions and answers present important information pertaining to the meeting:

Q:	Why am I receiving these proxy materials?

A:

All proxy materials are being furnished to you in connection with the solicitation of proxies by our board of directors (the “Board”) for the Annual Meeting to be held on Thursday, June 20, 2024, at 11:00 a.m., Eastern Time, and at any adjournment or postponement thereof.

We made our proxy materials available to stockholders via the internet or in printed form if requested on or about April 26, 2024. Our proxy materials include the Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), the Notice of the Annual Meeting, this proxy statement and the Annual Report. If you requested and received paper copies of the proxy materials by mail, our proxy materials also include the proxy card. These proxy materials, other than the proxy card, can be accessed at www.edocumentview.com/INTT.

The Securities and Exchange Commission’s (the “SEC”) e-proxy rules allow companies to post their proxy materials on the internet and provide only a Notice of Internet Availability to stockholders as an alternative to mailing full sets of proxy materials except upon request. We have elected to use this notice and access model. Unless you previously indicated your preference to receive paper copies of our proxy statement and Annual Report, you should have received a Notice of Internet Availability. The Notice of Internet Availability includes information on how to access our proxy materials on the internet, how to vote and how to request a paper or email copy of the proxy materials at no extra charge this year or on an ongoing basis.

Q:	Who can attend the Annual Meeting?

A:	All stockholders and guests are invited to attend the Annual Meeting.

Q:	How do I attend the Annual Meeting?

A:

To be admitted to the Annual Meeting as a stockholder of record, visit meetnow.global/M65A9VM by entering the 15-digit control number found on your proxy card or instructions that accompanied the proxy materials that were mailed to you.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend, ask questions and vote your shares at the Annual Meeting, unless you plan to attend as a guest. To register, you must obtain a legal proxy, executed in your favor, from the holder of record and submit proof of your legal proxy reflecting the number of shares of common stock you held as of the record date, along with your name and email address, to Computershare. Please forward the e-mail from your broker or attach an image of your legal proxy to legalproxy@computershare.com or mail a printed copy of your legal proxy to inTEST Corporation Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 P.M. (Eastern Daylight Time) on June 17,2024. You will then receive a confirmation of your registration, with a 15-digit control number, by email from Computershare. At the time of the meeting, visit meetnow.global/M65A9VM and enter your control number.

If you would like to enter the Annual Meeting as a guest in listen-only mode, click on the “I am a Guest” button after entering the Meeting Center at meetnow.global/M65A9VM and enter the information requested on the following screen. Please note only stockholders of record and registered beneficial owners will have the ability to ask questions regarding the proposals or vote during the meeting.

Q:	What if I have trouble accessing the Annual Meeting?

A:

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Participants should ensure that they have a strong and reliable internet connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. A link on the meeting page will provide further assistance should you need it, or you may call (888) 724-2416.

Q:	Who is entitled to vote at the Annual Meeting?

A:	Stockholders of record as of the close of business on April 22, 2024 may vote at the Annual Meeting.

8 – inTEST Corporation | 2024 Proxy Statement

Questions and Answers About the 2024 Annual Meeting of Stockholders (continued)

Q:	How many shares can vote?

A:

There were 12,487,509 shares issued and outstanding as of the close of business on April 22, 2024. Each stockholder entitled to vote at the meeting may cast one vote for each share owned which has voting power upon the matter in question and for the election of each director nominee, without cumulative voting.

Q:	What may I vote on?

A:	You may vote on the following matters:

●	the election of the five directors who have been nominated to serve on our Board;

●	the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2024;

●	the approval, on an advisory basis, of the compensation of our named executive officers; and

●	any other business that may properly come before the meeting.

Q:	Will any other business be presented for action by stockholders at the Annual Meeting?

A:

Management knows of no business that will be presented at the Annual Meeting other than that which is set forth in this proxy statement. If any other matter properly comes before the Annual Meeting, the persons named in the accompanying proxy card intend to vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.

Q:	How does the Board recommend that I vote on each of the proposals?

A:	The Board recommends a vote “FOR” each of the director nominees and “FOR” each of Proposals 2 and 3.

Q:	How do I vote my shares?

A:

The answer depends on whether you own your inTEST shares directly (that is, you hold stock certificates, or your shares are registered directly in your name with our transfer agent) or if your shares are held in a brokerage account or by another nominee holder.

If you own inTEST shares directly (i.e., you are the stockholder of record): your proxy is being solicited directly by us, and you can vote by mail, by telephone, via the Internet before the Annual Meeting, or via the Internet during the Annual Meeting, as described below.

If you would like to vote by mail, please do the following: (1) mark the boxes indicating how you wish to vote, (2) sign and date the enclosed proxy card, and (3) return the proxy card in the prepaid envelope provided. If you sign your proxy card but do not indicate how you wish to vote, the proxies will vote your shares “FOR” each of the director nominees, “FOR” each of Proposals 2 and 3 and, in their discretion, on any other matter that properly comes before the meeting.

If you would like to vote by telephone or via the Internet before the Annual Meeting, you can call 800-652-VOTE (8683) or visit www.investorvote.com/INTT which can also be found on your enclosed proxy card.

If you would like to vote via the Internet during the Annual Meeting, you may click on the “Cast Your Vote” link on the Meeting Center website at meetnow.global/M65A9VM.

If you hold your inTEST shares through a broker, bank or other nominee: you will receive a voting instruction card directly from your broker, bank or other nominee describing how to vote your shares. If you receive a voting instruction card, you can vote by completing and returning the voting instruction card. If you fail to specify your voting instructions on the election of directors in Proposal 1 or on Proposal 3, your broker cannot direct the voting of your shares. Therefore, please be sure to mark your voting choices on your voting instruction card before you return it. You may also be able to vote by telephone or via the Internet before the Annual Meeting. Please refer to the instructions provided with your voting instruction card for information about voting by these methods.

If you hold your inTEST shares through a nominee and want to vote at the Annual Meeting, you must obtain a “legal proxy” from the nominee recordholder authorizing you to vote at the Annual Meeting. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend, ask questions and vote

inTEST Corporation | 2024 Proxy Statement – 9

Questions and Answers About the 2024 Annual Meeting of Stockholders (continued)

your shares at the Annual Meeting, unless you plan to attend as a guest. To register, you must obtain a legal proxy, executed in your favor, from the holder of record and submit proof of your legal proxy reflecting the number of shares of common stock you held as of the record date, along with your name and email address, to Computershare. Please forward the e-mail from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com or mail a printed copy of your legal proxy to inTEST Corporation Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 P.M. (Eastern Daylight Time) on June 15, 2024. You will then receive a confirmation of your registration, with a 15-digit control number, by email from Computershare. At the time of the meeting, visit meetnow.global/M65A9VM and enter your control number.

Q:	What if I want to change my vote or revoke my proxy?

A:

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before the meeting by (i) notifying our corporate Secretary, Duncan Gilmour, in writing at 804 East Gate Drive, Suite 200, Mt. Laurel, New Jersey 08054 that you revoke your proxy, (ii) voting during the meeting, or (iii) submitting a new proxy card. You may contact our Transfer Agent, Computershare Investor Services, at (877) 373-6374, to get a new proxy card. We will count your vote in accordance with the last instructions we receive from you prior to the closing of the polls, whether your instructions are received by Internet, telephone, mail, or during the meeting. If you hold your shares through a broker, bank or other nominee and wish to change your vote, you must follow the procedures required by your nominee.

Q:	What is a quorum?

A:

The presence at the meeting (in person or by proxy) of a majority in voting power of the shares entitled to vote at the meeting constitutes a quorum. Both abstentions and broker non-votes (described below) are counted as present for determining the presence of quorum.

Q:	How will directors be elected?

A:	A plurality of the votes cast at the meeting is required for the election of directors. This means that the director nominee with the most votes for a particular director seat is elected to that seat.

Q:	How will the outcome of the proposal to ratify the appointment of our independent registered public accounting firm be determined?

A:

To ratify the appointment of the independent registered public accounting firm, a majority in voting power of the shares of stock which are present in person or by proxy and entitled to vote on the proposal at the meeting must be voted in favor of the proposal.

Q:	What vote is required to approve, on an advisory basis, the compensation of our named executive officers?

A:

To approve the compensation of our named executive officers, a majority in voting power of the shares of stock which are present in person or by proxy and entitled to vote on the proposal at the meeting must be voted in favor of the proposal. The results of this stockholder vote are non-binding.

Q:	What is the effect if I fail to give voting instructions to my broker or other nominee?

A:

Your vote is important. If your shares are held by a broker or other nominee, you must provide your broker or nominee with instructions on how to vote your shares for the election of directors, and the advisory vote on executive compensation in order for your shares to be counted for such votes. Under rules applicable to discretionary voting by brokers, brokers do not have the discretion to vote client shares on the election of directors, and on the advisory vote on executive compensation if the stockholder has not specifically instructed the broker how to vote. Consequently, brokers may vote only on the election of directors, and the advisory vote on executive compensation, as specifically instructed by their clients. If a stockholder fails to provide voting instructions to the broker on a matter that the broker does not have discretion to vote, this is referred to as a “broker non-vote.” Broker non-votes will have no effect on the outcome of the election of directors, or the advisory vote on executive compensation.

10 – inTEST Corporation | 2024 Proxy Statement

Questions and Answers About the 2024 Annual Meeting of Stockholders (continued)

Brokers and other nominee holders may use their discretion to vote only on the proposal to ratify the appointment of our independent registered public accounting firm if you do not provide instructions.

Q:	What is the effect if I withhold or abstain my vote?

A:

Withheld votes will have no effect on the outcome of the election of directors. An abstention will have the effect of a “no” vote with respect to the approval of the ratification of the appointment of our independent registered public accounting firm, and the advisory vote on executive compensation.

Q:	Do the directors and officers of inTEST have an interest in the outcome of the matters to be voted on?

A:	Our directors and officers will not receive any special benefit as a result of the outcome of the matters to be voted on.

Q:	How many shares do the directors and officers of inTEST beneficially own, and how do they plan to vote their shares?

A:

Directors and executive officers, who, as of April 22, 2024, had beneficial ownership (or had the right to acquire beneficial ownership within sixty days following April 22, 2024) of approximately 5.5% in of our outstanding common stock, are expected to vote, or direct the voting of their shares, in favor of the election of the five nominees for director set forth in this proxy statement, in favor of the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2024, and in favor of the advisory vote on the compensation of our named executive officers.

Q:	Who will count the votes?

A:	Our transfer agent will count the votes cast by proxy. The Assistant Secretary of inTEST will count the votes cast in person at the meeting and will serve as the Inspector of Election.

Q:	Can I ask a question during the Annual Meeting?

A:

If you are attending the Annual Meeting as a stockholder of record or registered beneficial owner, questions regarding the proposals can be submitted by accessing the Meeting Center at meetnow.global/M65A9VM, entering your control number, and clicking on the Dialog icon in the upper right hand corner of the page. If you are a beneficial holder of inTEST stock, you are required to have a “legal proxy” in order to ask questions at the meeting. Please see the question “How do I vote my shares?” that provides the process for obtaining a “legal proxy” for the meeting.

Q:	Are there any expenses associated with collecting the stockholder votes?

A:

We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other materials to our stockholders. We do not anticipate hiring an agency to solicit votes from stockholders at this time; however, if we determine that such action would be appropriate or necessary, we will pay the cost of such service. Officers and other employees of inTEST may solicit proxies but will receive no special compensation for doing so.

inTEST Corporation | 2024 Proxy Statement – 11

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of April 22, 2024 (except where otherwise noted) by:

●	each of our named executive officers (as that term is defined later in this proxy statement under the heading “Executive Compensation”);

●	each of our current directors;

●	all directors and executive officers as a group; and

●	each stockholder known by inTEST to own beneficially more than 5% of our common stock.

Percentage ownership in the following table is based on 12,487,509 shares of common stock outstanding as of April 22, 2024.

We have determined beneficial ownership in the table in accordance with the rules of the Securities and Exchange Commission (the “SEC”). In computing the number of shares beneficially owned by any person or group or persons and the percentage ownership of that person or group, shares of common stock subject to options held by such person or group or persons that are currently exercisable, or will become exercisable within 60 days after April 22, 2024, are deemed to be beneficially owned by such person and outstanding for the calculation of such person’s percentage ownership and for the percentage beneficially owned by all directors and executive officers as a group. However, we have not deemed these shares to be outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes following the table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder. Except as set forth in the footnotes following the table, the address of the beneficial owners is c/o inTEST Corporation, 804 East Gate Drive, Suite 200 Mt. Laurel, New Jersey 08054.

Name of Beneficial Owner	Shares Beneficially Owned (1)(2)	Percent of Class (Approx.)

Directors and Named Executive Officers:

Steven J. Abrams, Esq. (3)	87,000	*

Jeffrey A. Beck (4)	58,500	*

Joseph W. Dews IV (5)	94,350	*

Gerald J. Maginnis (6)	59,750	*

Richard N. Grant, Jr. (7)	272,810	2.2%

Duncan Gilmour (8)	61,114	*

Joseph McManus (9)	39,186	*

All directors and executive officers as a group (9 individuals) (10)	698,854	5.5%

Principal Stockholders:

BlackRock, Inc. (11)	859,564	6.9%

Renaissance Technologies LLC (12)	657,037	5.3%

Royce & Associates, LP (13)	702,949	5.6%

The Vanguard Group (14)	803,013	6.4%

*	Denotes less than one percent of class.

(1)

With respect to directors and executive officers, includes unvested shares of restricted stock (“Restricted Shares”) which includes the 2024 Director Shares (as defined below). In addition, the executive officers received performance-based restricted stock (“Performance-Based Shares”) that may vest after a specified number of years at a vesting percentage determined by the Compensation Committee based on the achievement of certain performance criteria. Until such shares are vested, the beneficial owner does not have investment power over the Restricted Shares or Performance-Based Shares. Notwithstanding the future vesting of such power, the beneficial owner presently has sole voting power over the unvested Restricted Shares and the Performance-Based Shares. The Restricted Shares, other than the Restricted Shares granted to non-employee directors on March 6, 2024 (the “2024 Director Shares”) provide for 25% vesting on each of the first four anniversaries of the grant date. The 2024 Director Shares provide for 25% vesting on each of the following dates: March 31, 2024, June 30, 2024, September 30, 2024 and December 31, 2024. The Restricted Shares and Performance-Based Shares are subject to certain conditions, including, but not limited to, the continued employment by, or service to inTEST of the respective beneficial owner through each such vesting date, with full vesting upon death, disability or change of control.

12 – inTEST Corporation | 2024 Proxy Statement

Voting Securities and Principal Stockholders (continued)

(2)	Includes shares that may be acquired within 60 days after April 22, 2024 through the exercise of stock options (“Option Shares”).

(3)	Includes 6,750 Restricted Shares, all of which are 2024 Director Shares.

(4)	Includes 6,750 Restricted Shares, all of which are 2024 Director Shares.

(5)	Includes 6,750 Restricted Shares, all of which are 2024 Director Shares.

(6)	Includes 9,000 Restricted Shares, of which 6,750 are 2024 Director Shares.

(7)	Includes 53,158 Restricted Shares, 41,173 Performance-Based Shares and 101,093 Option Shares.

(8)	Includes 15,270 Restricted Shares, 18,856 Performance-Based Shares, 14,513 Option Shares and 200 shares owned by Mr. Gilmour’s spouse.

(9)	Includes 9,339 Restricted Shares, 5,312 Performance-Based Shares and 15,334 Option Shares.

(10)	Includes 113,881 Restricted Shares, 83,949 Performance-Based Shares and 131,612 Option Shares.

(11)

According to the Schedule 13G filed with the SEC on January 26, 2024, as of December 31, 2023, BlackRock, Inc. (“BlackRock”), a Delaware corporation, reported beneficial ownership of 859,564 shares of inTEST common stock. Of the total shares reported as beneficially owned, BlackRock reported having the sole voting power over 853,430 shares and the sole dispositive power over 859,564 shares. The principal business office of BlackRock is 50 Hudson Yards, New York, NY, 10001.

(12)

According to Amendment No. 7 to Schedule 13G filed with the SEC on February 13, 2024, as of December 29, 2023, Renaissance Technologies LLC (“RTC”), a Delaware limited liability company and Renaissance Technologies Holdings Corporation (“RTHC”), a Delaware corporation and the majority owner of RTC, reported beneficial ownership of 657,037 shares of inTEST common stock. Of the total shares reported as beneficially owned, RTC and RTHC reported having the sole voting power over 657,037 shares and the sole dispositive power over 657,037 shares. The principal business office of RTC and RTHC is 800 Third Avenue, New York, NY 10022.

(13)

According to the Schedule 13G filed with the SEC on January 23, 2024, as of December 31, 2023, Royce & Associates, LP (“Royce”), a New York limited partnership, reported beneficial ownership of 702,949 shares of inTEST common stock. Of the total shares reported as beneficially owned, Royce reported having the sole voting power over 702,949 shares and the sole dispositive power over 702,949 shares. The principal business office of Royce is 745 Fifth Avenue, New York, NY 10151.

(14)

According to the Schedule 13G filed with the SEC on February 13, 2024, as of December 29, 2023, The Vanguard Group (“Vanguard”), a Pennsylvania company, reported beneficial ownership of 803,013 shares of inTEST common stock. Of the total shares reported as beneficially owned, Vanguard reported having shared voting power over 19,131 shares, the sole dispositive power over 779,658 shares and shared voting power over 23,355 shares. The principal business office of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

inTEST Corporation | 2024 Proxy Statement – 13

PROPOSAL 1: ELECTION OF DIRECTORS

The Bylaws of inTEST Corporation, as amended and restated effective April 23, 2018 (our “Bylaws”), provide that our Board shall consist of not less than five directors, as determined by the Board from time to time, and that each director shall hold office until the next Annual Meeting of Stockholders and until a successor shall be duly elected and qualified, or until his earlier resignation, retirement or removal. The Board currently consists of five directors.

Listed below are the five nominees for director. The persons designated as proxies in the accompanying proxy card intend to vote “FOR” each such nominee unless a contrary instruction is indicated on the proxy card. If for any reason any such nominee should become unavailable for election, the persons designated as proxies in the proxy card may vote the proxy for the election of another person nominated as a substitute by the Board, if any person is so nominated. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected, and all nominees have expressed their intention to serve the entire term for which election is sought.

Recommendation of the Board

The Board recommends a vote “FOR” the election of each of the nominees to the Board named below.

Nominees for Election

The names of the persons nominated for election are listed below, together with their ages and certain other information regarding the nominees.

Nominee	Age	Position

Steven J. Abrams, Esq.	56	Director

Jeffrey A. Beck	61	Director

Joseph W. Dews IV	57	Director and Chairperson

Richard N. Grant, Jr.	54	Director, President and Chief Executive Officer

Gerald J. Maginnis	68	Director

Biographical and Other Information Regarding inTEST’s Director Nominees

Biographical information regarding the business experience of each of our nominees and the primary aspects of each of our nominees’ experience, qualifications, attributes, or skills that led to the conclusion that each of our nominees should serve on our Board is set forth below.

Steven J. Abrams, Esq. was elected to serve as a director in January 2013. In April 2016, Mr. Abrams joined Hogan Lovells US LLP as a partner, where he currently serves as Global Co-Head of Life Sciences and Healthcare. Prior to this, Mr. Abrams was a partner at Pepper Hamilton LLP for over 20 years where he was co-chair of the Corporate Securities and Life Sciences practice groups and a member of the Executive Committee. Mr. Abrams counsels clients on governance, disclosure and transactional matters. Among other attributes, skills, experiences and qualifications, the Board believes that Mr. Abrams’ over 25 years of experience as a corporate and securities attorney providing counsel to companies regarding governance, disclosure and transactional matters allows Mr. Abrams to make a valuable contribution as one of our directors.

Age: 56 Position: Director since 2013

14 – inTEST Corporation | 2024 Proxy Statement

Proposal 1: Election of Directors (continued)

Jeffrey A. Beck was elected to serve as a director in June 2019. From February 2021 until January 2024, Mr. Beck served as Chief Executive Officer of Soft Robotics Incorporated, a venture capital-funded start-up robotics company engaged in the design of robotic automation technologies used in food processing and other production environments. From May 2018 until December 2021, he was an operating partner with Artemis Capital Partners, a lower middle market private equity firm specializing in industrial technology sectors. Since August 2020, Mr. Beck has served as executive chairman of Tekscan Corporation, a private equity-owned manufacturer of tactile force and pressure sensing instrumentation. From October 2015 to April 2018, he was President and Chief Executive Officer of Astrodyne TDI Corporation, a private equity-owned manufacturer of high-performance power supplies and systems utilized in semiconductor, aerospace, and medical markets. Throughout his career, Mr. Beck has also served in management positions at Presstek LLC, iRobot Corporation and AMETEK, Inc., Danaher Corporation, and Emerson Corporation. He previously served on the board of directors, including the audit committee and nominating and governance committee, of SunEdison Semiconductor Limited, a Nasdaq listed leading manufacturer of semiconductor wafers. Mr. Beck holds a Bachelor of Science in Mechanical Engineering from New Jersey Institute of Technology as well an MBA from Boston University. The Board believes that Mr. Beck’s extensive experience building and leading industrial technology and automation businesses allows him to make valuable contributions as one of our directors. Moreover, his prior public company board experience, which includes serving on the audit as well as nominating and governance committees, adds valuable perspective to critical board discussions, decisions, and governance topics.

Age: 61 Position: Director since 2019

Joseph W. Dews IV was elected to serve as a director in April 2014 and became Chairperson of the Board in June 2019. Mr. Dews has been a Managing Director at Craig-Hallum Capital Group, an investment bank, since May 2019. Prior to that, Mr. Dews was a Partner at AGC Partners from July 2012 until May 2019, and held various positions, including Managing Director and Partner, at ThinkEquity LLC from May 2007 to July 2012, both investment banks. Mr. Dews has acted as a strategic and financial advisor to numerous public and private technology companies in the U.S. and internationally, including assessing corporate strategies and evaluating options for fund raising, share repurchases, and acquisitions of businesses. In addition to his experience as an investment banker, Mr. Dews has a technical background including a Bachelor of Science in Applied & Engineering Physics from Cornell University and approximately two years of experience in the semiconductor industry working as a Field Applications Engineer for Cirrus Logic KK. Among other attributes, skills, experiences and qualifications, the Board believes that Mr. Dews’ over 20 years of experience as an investment banker and his familiarity with semiconductor and industrial technology businesses uniquely positions him to contribute strategic insight, acquisition knowledge, and provide other valuable contributions as one of our directors and the Chairperson of the Board.

Age: 57 Position: Director since 2014 and Chairperson of the Board since 2019

Richard N. Grant, Jr. was appointed as President and Chief Executive Officer of the Company and elected to serve as a director effective August 2020. Prior to joining inTEST, Mr. Grant served as Senior Vice President Americas Region Measurement & Analytics of ABB Ltd from June 2017 to August 2020. Prior to his time at ABB, Mr. Grant served as Corporate Vice President and General Manager of the Materials Analysis Division of AMETEK Inc., an electronic instrument and electromechanical manufacturer, from April 2013 until June 2017. Mr. Grant was also an Operating Officer of AMETEK Inc. from 2013 until 2017, and a Board Member of SEIKO EG&G CO. LTD., a joint venture in which AMETEK maintained an interest, from 2016 until 2017. Prior to AMETEK, Mr. Grant worked at Emerson Electric in a variety of roles from March 1997 until April 2013, including as Vice President/General Manager of the Temperature Business unit of Rosemont Measurement from April 2011 until April 2013 and as Vice President Strategic Planning for Emerson Process Management from October 2007 until April 2011. Mr. Grant holds a Bachelor of Science degree in physics from Northern Kentucky University and an executive MBA from Xavier University. The Board believes that Mr. Grant’s considerable business management and leadership experience, together with his substantial knowledge of the industry, enable him to help drive corporate strategies and make valuable contributions as one of our directors.

Age: 54 Position: Director, President, Chief Executive Officer of the Company since 2020

inTEST Corporation | 2024 Proxy Statement – 15

Proposal 1: Election of Directors (continued)

Gerald (Jerry) J. Maginnis was elected to serve as a director in June 2020. Since October 2015, Mr. Maginnis has served as a member of the board of directors of the funds comprising the Cohen & Steers Mutual Fund Complex (the “Complex”). Since January 2019, he has served as the Chair of the Audit Committee of the 20 funds within the Complex, including 9 closed-end funds which are publicly traded on the New York Stock Exchange. From 2006 through his retirement in 2015, Mr. Maginnis served as the Managing Partner of the Philadelphia office of KPMG LLP (“KPMG”). From 2002 until 2008, Mr. Maginnis served as the Partner in Charge of KPMG’s Pennsylvania Business Unit Audit Practice, which included the firm’s offices in Philadelphia, Pittsburgh, and Harrisburg. Prior to 2002, Mr. Maginnis was an audit partner at KPMG concentrating on serving clients in the information, communications, and entertainment industries. From 2014 to 2015, Mr. Maginnis served as the President of the Pennsylvania Institute of Certified Public Accountants, a state CPA society. From 2014 to 2017, he served as a member of the Council of the American Institute of Certified Public Accountants (“AICPA”). From 2015 through March 2020, Mr. Maginnis was a member of the Board of Trustees of the AICPA Foundation where he served as Treasurer from 2018 to 2020. Mr. Maginnis holds a Bachelor of Science from Saint Joseph’s University and is a Certified Public Accountant. The Board believes Mr. Maginnis’ considerable audit, accounting and leadership experience enable him to make valuable contributions as one of our directors and as Chairperson of the Audit Committee.

Age: 68 Position: Director since 2020

Director Independence

Our Board has determined that each of the directors meet the independence requirements of the listing rules of NYSE American LLC (the “NYSE American Rules”), with the exception of Mr. Grant, who also serves as our President and Chief Executive Officer. In making the foregoing determination, the Board did not identify any matters, transactions, relationships or arrangements that needed to be considered in determining independence of such persons.

Board Leadership Structure

As stated in the Company’s Corporate Governance Guidelines, which can be found on our website at https://ir.intest.com/corporate-governance, the Board believes that it is in the best interests of the Company for the Board to make a determination regarding whether or not to separate the roles of Chairperson of the Board and President and Chief Executive Officer based upon the circumstances. As of the date of this proxy statement, the offices of Chairperson and President and Chief Executive Officer are held by two separate individuals. Joseph W. Dews IV, an independent director, serves as the Chairperson of the Board, and Richard N. Grant, Jr. serves as the President and Chief Executive Officer of the Company. The Board believes the separation of the roles is the most appropriate structure at this time, as it allows the Company’s Chairperson to lead the Board’s responsibilities for reviewing, approving and monitoring fundamental financial and business strategies, allowing the President and Chief Executive Officer to focus primarily on establishing and implementing the Company’s strategic plan and on day-to-day operations.

16 – inTEST Corporation | 2024 Proxy Statement

Proposal 1: Election of Directors (continued)

Risk Oversight

Management is responsible for the day-to-day management of risks that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. Management attends regular meetings of the Board and committees and discusses with the Board or appropriate committees the various risks confronting inTEST, including the operational, legal, market and competitive risks that we face. In addition, the Audit Committee regularly considers financial risks and the steps management has taken to monitor and control such risks. The Compensation Committee provides oversight of risks related to our compensation policies and practices. The Nominating and Corporate Governance Committee oversees risks associated with our corporate governance practices and the independence of directors. The Audit Committee also assists the full Board in overseeing the Company’s risk management practices. During the past year, the Audit Committee reviewed presentations from management covering risk related to critical accounting policies, revenue cycle overview, human resources policies and procedures and SOX 404b readiness.

Members of management also comprise our Information Technology (“IT”) Committee, which is chaired by our Director of IT. This committee provides oversight of our risk management as it relates to cyber security. The IT Committee identifies our material cyber risks and reviews the strategies, processes and controls in place to facilitate the understanding, identification, prevention, measurement, reporting and mitigation of those risks.

Transactions with Related Persons

We have not entered into any transactions with a related person since the beginning of our most recently completed fiscal year on January 1, 2023, nor are we otherwise a participant in a current transaction, and no transaction is currently proposed, in which the amount of the transaction exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets at year-end for the last two completed fiscal years and in which a related person had or will have a direct or indirect material interest. For purposes of this paragraph, a related person includes any executive officer, director or nominee for director, any greater than 5% beneficial owner of our common stock, and any immediate family or household member of any of the foregoing.

inTEST Corporation | 2024 Proxy Statement – 17

 RESPONSIBLE CORPORATE GOVERNANCE

Risk Oversight and Board Structure

inTEST is committed to achieving excellence in our corporate governance practices. Our Board of Directors believes that its overriding responsibility is to offer guidance and the benefit of its collective experience to help our management understand the potential risks weighed against the potential opportunities it may confront. Our Corporate Governance Guidelines which set forth our composition considerations, responsibilities and requirements can be found on our website at https://ir.intest.com/corporate-governance.

The Board recognizes its responsibility to determining in the establishment of the Company’s strategy what is the appropriate level of risk for the Company. Fundamental to this process is also ensuring that management not only understands potential risks but is taking the steps needed to understand and manage these risks. To handle these processes, we have currently structured our Board to have three standing Committees: Audit, Compensation, and Nominating and Corporate Governance. Copies of the charters of each of the current committees are posted on our website: https://ir.intest.com/corporate-governance.

The Audit Committee is appointed by the Board to assist the Board in fulfilling its oversight responsibilities with respect to the Company’s financial management and controls. The Audit Committee’s primary oversight responsibilities relate to the integrity of our accounting and financial reporting processes, audits of our financial statements, and systems of internal control over financial reporting and accounting matters, and the independence, qualifications, retention, and performance of our independent registered public accounting firm. During 2023, the members of the Audit Committee were Gerald J. Maginnis (Chairperson), Steven J. Abrams and Jeffrey A. Beck. The Board has determined that both Messrs. Maginnis and Beck meet the criteria of an “audit committee financial expert” as that term is defined in Item 401 of Regulation S-K. The Board has also determined that each of the members of the Audit Committee who served as such during 2023, including each of the current members of the Audit Committee, is independent within the meaning of the NYSE American Rules. The Audit Committee held 10 meetings during 2023.

The Compensation Committee is appointed by the Board to review, evaluate, and approve the compensation and benefit programs of our executive officers, to administer our equity-based compensation plans, to review and recommend to the Board changes to our director compensation and to review the annual disclosures regarding the compensation of the Company’s executive officers to be included in inTEST’s annual proxy statement and Annual Report on Form 10-K. During 2023, the members of the Compensation Committee were Jeffrey A. Beck (Chairperson), Joseph W. Dews IV, and Steven J. Abrams. The Board has determined that each of the members of the Compensation Committee is independent within the meaning of the NYSE American Rules, including the stricter requirements of Section 803 of the NYSE American Company Guide, which are not applicable to smaller reporting companies, but which we have adopted as the standard of independence for this Committee. The Compensation Committee held 4 meetings during 2023.

The Nominating and Corporate Governance Committee is appointed by the Board to select the director nominees to be presented for election at future annual meetings of stockholders, to review and assess our corporate governance procedures and to oversee annual evaluations of the Board and director self-assessments. During 2023, the members of the Nominating and Corporate Governance Committee were Steven J. Abrams (Chairperson), Joseph W. Dews IV and Gerald J. Maginnis. The Board has determined that each of the members of the Nominating and Corporate Governance Committee is independent within the meaning of the NYSE American Rules. See “Nominating Procedures” for information regarding the process for identifying and evaluating nominees, procedures for stockholder nominations and director qualifications. The Nominating and Corporate Governance Committee held 3 meetings during 2023.

Board Meetings

During the year ended December 31, 2023, the Board held a total of 10 meetings. Each of our directors attended at least 75% of the aggregate number of meetings of the Board and meetings of any committee of which he was a member, which were held during the time in which he was a director or a committee member, as applicable.

All members of the Board are encouraged, but not required, to attend our annual meeting of stockholders, and may do so virtually, in person or by phone. All of our directors, except Steven J. Abrams, Esq. and Jeffrey A. Beck, attended the 2023 Annual Meeting of Stockholders, which was held virtually on June 21, 2023.

18 – inTEST Corporation | 2024 Proxy Statement

Responsible Corporate Governance (continued)

Director Stock Ownership Guidelines

On January 14, 2019, the Board approved stock ownership guidelines for non-employee directors (the “Director Ownership Guidelines”). The ownership target under the Director Ownership Guidelines for each non-employee director is five times the annual cash retainer for non-employee directors. Non-employee directors have five years to achieve the ownership target from the later of the date on which the Director Ownership Guidelines were approved or a director joined the Board. Sales of the Company’s stock by non-employee directors are allowed only after each director reaches his ownership target. Such sales of the Company’s stock are allowed, however, prior to the achievement of the ownership target for the purpose of covering taxes due on vesting restricted stock awards and pursuant to any existing trading plans. Each of our non-employee directors as of December 31, 2023 was in compliance with the Director Ownership Guidelines.

Prohibition of Employee, Officer and Director Hedging

The Board believes it is improper and inappropriate for any director, officer or other employee to engage in short-term or speculative transactions involving inTEST’s securities. As such, inTEST’s insider trading policy prohibits directors and employees, including executive officers, from engaging in any hedging or monetization transactions involving inTEST’s securities, purchases on margin or pledging of securities, short sales and buying or selling put or call options. The insider trading policy also prohibits directors and executive officers from (i) selling equity securities of the Company sooner than six months after last acquiring such equity securities or (ii) buying equity securities of the Company sooner than six months after last selling such equity securities.

Stockholder Communications with the Board

Stockholders who wish to communicate directly with the Board, or with a particular director, may send a letter addressed to our Secretary at 804 East Gate Drive, Suite 200, Mt. Laurel, NJ 08054. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder Board Communication” or “Stockholder Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the directors addressed. If a stockholder wishes the communication to be confidential, such stockholder must clearly indicate on the envelope that the communication is “confidential.” The Secretary will then forward such communication, unopened, to the directors, or director, specified on the envelope, or if none, to the Chairperson of the Board.

Compensation Procedures

During 2023, the Compensation Committee was comprised, and presently is comprised, solely of independent directors. The Compensation Committee has the authority to delegate any or all of its powers and authority to one or more subcommittees, each subcommittee to consist of one or more members of the Compensation Committee. No such delegation of authority to a subcommittee has occurred. All decisions regarding the compensation of our executive officers are approved by the Compensation Committee.

As a general matter, changes to director compensation are periodically considered by the Compensation Committee and recommended to the Board for approval. Any change in the compensation of any director or any group of directors is approved by a majority of non-interested directors, and, if such recommendation applies to the compensation of all directors, by a majority of the independent directors in addition to a majority of the directors then in office.

In 2022, the Compensation Committee retained Radford, a unit of Aon plc, as its independent compensation consultant to advise it regarding current best practices for executive and director compensation arrangements and to review and make recommendations regarding the amount, type and structure of compensation to be paid to the Company’s executive officers and directors in 2023. At the direction of the Compensation Committee, Radford compares the levels of compensation of the executive officers and directors to market based data available in the Radford Global Technology Survey for similarly sized companies.

The Compensation Committee determined that Radford does not provide any material services to management or the Company, and that Radford does not have any business or personal relationship with any member of the Compensation Committee or management or otherwise have any conflict of interest in performing its services for the Compensation Committee.

inTEST Corporation | 2024 Proxy Statement – 19

Responsible Corporate Governance (continued)

Board Composition and Diversity

Our Nominating and Corporate Governance Committee (which is comprised solely of independent directors) is responsible for developing the general criteria, subject to approval of the Board of Directors, for use in identifying, evaluating and selecting qualified candidates for election, or re-election, to the Board. The Nominating and Corporate assesses the qualifications, expertise, performance and willingness to serve of each current director or candidate.

The Nominating Committee and the Board seek diversity among the members of the Board. The Nominating Committee and the Board believe that considering diversity in terms of experience, skills, industry knowledge, subject matter familiarity as well as gender, race, and national origin creates a Board that can best serve the needs of the Company and its shareholders and are important factors that are considered when identifying individuals for Board membership. In addition, diversity with respect to tenure is important to provide for both fresh perspectives and deep experience and knowledge of the Company. Therefore, we aim to maintain an appropriate balance of tenure across our Directors.

If as a result of its annual assessment of the Board and its composition, or at any other time during the year, the Board determines a need to add a new director with specific qualifications or to fill a vacancy on the Board, a search will be initiated utilizing appropriate staff support, input from other directors, senior management, and outside contacts, consideration of nominees previously submitted by stockholders, and, if deemed necessary or appropriate, retention of a search firm. An initial slate of candidates satisfying the specific qualifications, if any, and otherwise qualifying for membership on the Board, will be identified and reviewed by the Nominating and Corporate Governance Committee and the Board. Candidates will be prioritized, and a determination made as to whether a member of the Nominating and Corporate Governance Committee, another director or member of senior management has a relationship with the preferred candidate and can initiate contacts. If not, contact may be initiated by the Company or the search firm. The Chairperson and one or more members of the Nominating and Corporate Governance Committee or the Board will interview any prospective candidates. Evaluations and recommendations of the interviewers will be shared with all members of the Nominating and Corporate Governance Committee for final evaluation. The Nominating and Corporate Governance Committee will then meet to determine which candidate (or candidates) to select. The Nominating and Corporate Governance Committee will evaluate all nominees for director, including nominees recommended by a stockholder, on the same basis.

Each of the incumbent nominees for director included in this proxy statement was recommended for re-election by the Nominating and Corporate Governance Committee. The full Board, including the President and Chief Executive Officer, unanimously approved all of the nominees for election by the stockholders of the Company, as recommended by the Nominating and Corporate Governance Committee.

Stockholder recommendations with regard to director candidates may be submitted in writing to the Secretary of inTEST for consideration by the Nominating and Corporate Governance Committee. Each such recommendation should include the following information: (i) the name, age, business address and, if known, residence address of each nominee, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of common stock of inTEST which are beneficially owned by each such nominee, (iv) the qualifications of such nominee for service on the Board, (v) the name and residence address of the proposing stockholder(s), (vi) the number of shares of common stock owned by the proposing stockholder(s), and (vii) such other information as the stockholder making such recommendation believes would be relevant to the consideration of such candidate.

Director candidates must meet certain minimum qualifications, including being at least 21 years old and possessing (1) the ability to read and understand corporate financial statements, (2) relevant business experience and professional skills, (3) high moral character and personal and professional integrity, and (4) the willingness to commit sufficient time to attend to his or her duties and responsibilities as a director of a public corporation. In addition, the Nominating and Corporate Governance Committee may consider a variety of other qualities and skills, including (i) expertise in finance, economics, technology or markets related to the business in which inTEST and its subsidiaries may engage, (ii) the ability to exercise independent decision-making, (iii) the absence of conflicts of interest, (iv) diversity of experience, and (v) the ability to work effectively with other directors in collectively serving the long-term interests of all stockholders. Nominees must also meet any applicable requirements of SEC regulations, state law, our Certificate of Incorporation and our Bylaws. When assessing a candidate, consideration will be given to the effect such candidate will have on the diversity of the Board. Diversity of the Board is evaluated by considering a broad range of attributes, such as background, both geographic and demographic (including, without limitation race, gender and national origin), expertise and experience.

20 – inTEST Corporation | 2024 Proxy Statement

Responsible Corporate Governance (continued)

Stockholders who wish to make nominations to be considered at the 2024 Annual Meeting of Stockholders may do so by following the procedures set forth in our Bylaws. See “Information Regarding Deadlines and Procedures for Submission of Stockholder Proposals and Nominations of Directors” for additional information regarding the deadlines and notice procedures.

Committee Compositions Following the Annual Meeting

Subject to and upon the election of each director nominee to the Board at the Annual Meeting, the Committee compositions following the Annual Meeting will not change and be as follows:

Audit Committee Gerald J. Maginnis (Chairperson) Steven J. Abrams, Esq. Jeffrey A. Beck	Compensation Committee Jeffrey A. Beck (Chairperson) Steven J. Abrams, Esq. Joseph W. Dews IV
Nominating and Corporate Governance Committee Steven J. Abrams, Esq. (Chairperson) Joseph W. Dews IV Gerald J. Maginnis

inTEST Corporation | 2024 Proxy Statement – 21

AUDIT COMMITTEE REPORT

The Audit Committee reviewed our audited consolidated financial statements for the year ended December 31, 2023 and met with both management and RSM US LLP (“RSM”), our independent registered public accounting firm, to discuss those financial statements. The Audit Committee also reviewed the report of management contained in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC, as well as RSM’s report included in our Annual Report on Form 10-K related to its audit of the consolidated financial statements and financial statement schedule. The Audit Committee has discussed with RSM the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received the written disclosures and the letter from RSM required by the PCAOB regarding RSM’s communications with the Audit Committee concerning independence and has discussed with RSM their independence.

Based on these reviews and discussions with management and RSM, the Audit Committee recommended to our Board (and the Board approved) that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023.

Audit Committee:

Gerald J. Maginnis, Chairperson

Steven J. Abrams, Esq.

Jeffrey A. Beck

22 – inTEST Corporation | 2024 Proxy Statement

EXECUTIVE OFFICERS OF inTEST

Our executive officers and their ages and positions are as follows:

Name	Age	Position
Richard N. Grant, Jr.	54	President, Chief Executive Officer and Director
Duncan Gilmour	52	Chief Financial Officer, Treasurer and Secretary
Joseph McManus	50	Division President, Electronic Test
Michael Goodrich	54	Division President, Process Technologies
Michael Tanniru	47	Division President, Environmental Technologies

Biographical and Other Information Regarding inTEST’s Executive Officers

Executive officers are appointed by the Board. Each executive officer is appointed to serve at the will of the Board.

Richard N. Grant, Jr. See “Biographical and Other Information Regarding inTEST’s Director Nominees” above.

Duncan Gilmour was appointed as Chief Financial Officer, Treasurer and Secretary effective June 2021. Prior to joining inTEST, Mr. Gilmour served as Americas Region Controller of the Process Automation Measurement and Analytics Division of ABB, Inc. from June 2017 to June 2021. Prior to his time at ABB, Inc. Mr. Gilmour served as Finance Director of Enterprise Support for Tyco International, Corporate from December 2014 to May 2017. Mr. Gilmour previously served as Finance Director of Special Hazards for Tyco International, Fire Protection Products from June 2013 to December 2014, as Americas Finance director from July 2011 to June 2013, as Global FP&A Director from September 2010 to July 2011, as Global Controller from September 2007 to September 2010, as Director of Compliance from January 2006 to September 2007, and as Director of Corporate Compliance at Tyco EarthTech from 2004 to 2006. Prior to his time at Tyco, Mr. Gilmour worked at Coopers & Lybrand (now PricewaterhouseCoopers LLP), serving as Audit Manager from 2000 to 2004, as Senior Associate from 1997 to 2000 and as Supervisor and Audit Associate from 1993 to 1997. Mr. Gilmour holds a BAcc Jt. Honours degree in Economics and Accounting from the University of Glasgow and earned a certification as a chartered accountant from The Institute of Chartered Accountants of Scotland.

Joseph McManus joined inTEST in February 2021 as Vice President and General Manager of EMS. In January 2022, he was promoted to Division President, Electronic Test. Prior to joining inTEST, Mr. McManus served as Vice President of Sales for CECO Environmental in the Fluid Handling division from November 2016 to September 2020. Prior to his time at CECO, Mr. McManus had a 20-year career with Akrion, a semiconductor capital equipment supplier from February 1996 to November 2016 where his most recent roles included Vice President-Sales and Marketing and Global Product Manager. Mr. McManus holds a Bachelor of Science in Mechanical Engineering and an MBA from Villanova University.

Michael Goodrich joined inTEST in January 2024 as President, Process Technologies Division. Prior to joining inTEST, Mr. Goodrich was Vice President of Operations with Vixar Inc, a subsidiary of asm OSRAM. Previous to that he was President of GBS, LLC providing strategic and process improvement advisory services to technology and manufacturing business. Mr. Goodrich spent over 20 years of his career at Rudoph Technologies where he progressively advanced to roles of greater responsibility. He began his career with August Technology which was later acquired by Rudolph where he was tasked with creating the customer support department. He ultimately rose to Vice President and General Manager and managed several cross functional strategic relationships while overseeing several major product launches and revenue growth of over 60%. He began his career as a technical support engineer at several technology companies. A graduate of DeVry Institute of Technology where Mr. Goodrich earned a B.S. in Electronics Engineering Technology, he also earned his M.B.A. at the University of St. Thomas.

Michael Tanniru joined inTEST in May 2023 as Division President, Environmental Technologies. Prior to joining inTEST, Mr. Tanniru served as General Manager for Cincinnati Test Systems, a manufacturer of instruments and turn-key machines for leak and function test of manufactured products from January 2020 to May 2023. Prior to his time at Cincinnati Test Systems, Mr. Tanniru held various leadership roles with AMETEK, including Precitech Segment Director, from November 2012 to December 2019. Prior to that, Mr. Tanniru had a 13 year career with Emerson Process Management. Mr. Tanniru earned his Bachelor of Science in Electrical Engineering and MBA in Finance from the University of Pittsburgh.

Our named executive officers (“NEOs”) for 2023 are Messrs. Grant, Gilmour and McManus.

inTEST Corporation | 2024 Proxy Statement – 23

EXECUTIVE COMPENSATION

Executive Summary

Since 2016, the Compensation Committee has retained an independent compensation consultant, Radford, to review our executive compensation structure and recommend changes to the structure and manner of compensating our executive officers. In March 2023, as a result of the Compensation Committee’s analysis of information provided by and recommendations from Radford, the Compensation Committee adopted a compensation program for 2023 for our executive officers that aligned executive officer compensation with competitive market practices and specific objectives of the Company in addition to aligning our executive officers’ long-term interests with those of our stockholders by targeting pay for performance. In March 2023, based on the recommendations of Radford and discussions with management, the Compensation Committee approved an executive compensation program based on the following for 2023:

●	Market survey data in the industries in which the Company operates was reviewed;

●	Prior year’s annual performance was reviewed;

●	All elements of compensation—salary, bonus, total cash, long-term incentives and total direct compensation—were compared to the market survey data;

●	An annual incentive plan was adopted with competitive targets; and

●	Long-term incentive guidelines were adopted for the executive officers.

Overview of the Executive Compensation Program

The executive compensation program is designed to reflect the performance of the Company and align the executive officers’ interests with those of our stockholders. To achieve these ends, the executive compensation program consists of three components: base salary, performance-based short-term incentives, and long-term incentives, as more fully described below. While there is no fixed formula, the Compensation Committee seeks an appropriate balance between cash and non-cash compensation, short and long term incentives, at-risk compensation and a mix of various forms of equity compensation. In addition, consistent with market practices, the Compensation Committee believes that executive officers who have greater and more direct impact and ability to influence the Company’s overall performance should receive a significant proportion of equity-based compensation relative to their total compensation, thus seeking to align the executive officers’ incentives and impact with the value they bring to Company-wide performance.

The executive compensation program for 2023 directly addressed the executive compensation of our Chief Executive Officer, Richard N. Grant, Jr., our Chief Financial Officer, Duncan Gilmour. In addition, Mr. McManus’s executive compensation program for 2023 was materially consistent in design and structure to the program established by the Compensation Committee for our other NEOs and, for example, includes base salary, performance-based short-term incentives, and long-term incentives.

The elements of our executive compensation program are periodically reviewed and analyzed using current publicly available market data, contemporary market trends in the industries in which the Company operates and periodic reviews of compensation and benefit surveys. Although we perform periodic reviews of salary surveys and use compensation consultants to analyze elements of our compensation program, we do not believe that it is appropriate to establish compensation levels based solely on the use of such surveys or analysis or to specifically target any particular market compensation level. This information is used as a market check and as one data point in reviewing our executive compensation program.

24 – inTEST Corporation | 2024 Proxy Statement

Executive Compensation (continued)

The components of our 2023 Executive Compensation Plan were as follows:

Base Salary	Base salaries, which are established at hire, are reviewed and adjusted periodically by the Compensation Committee based on a variety of factors, which may include competitiveness, individual performance, tenure, overall Company performance, internal positioning, and other factors.

Short-Term Incentives	Annual incentive percentages of base salary, Company and business unit performance targets, and strategic performance criteria are established for short-term incentive compensation. Cash incentives are intended to reward the achievement of annual Company financial goals as well as individual accomplishments and contributions. For 2023, Company goals were based on revenue and adjusted EBITDA targets and attainment of certain strategic objectives of the Company.

Long-Term Incentives	Equity-based compensation serves to link the interests of the executives and our stockholders and focuses the executives on the long-term appreciation of the Company’s stock. For 2023, equity-based compensation was awarded in the form of time-vested restricted stock, performance-vested restricted stock and stock options.

Philosophy

The Compensation Committee is committed to the general principle that executive compensation should be commensurate with the Company’s performance and the performance of the individual executive officer. The primary objectives of our executive compensation program are to:

●	attract and retain executive officers who demonstrate the leadership and management skills necessary to drive our long-term success;

●	reward the achievement of our business goals and individual contributions toward achievement of those goals; and

●	provide compensation opportunities linked to the Company’s performance and the interests of our stockholders.

Our pay philosophy is for the total compensation (base salary plus short-term incentive compensation and long-term equity-based compensation) of our NEOS to be guided by the market median for similarly situated companies.

Underlying our executive compensation program is the philosophy that the interests of our stockholders are best served by a program that includes a significant variable component based on our performance. As a result, our executives have a significant portion of their compensation “at risk,” either through the variability of the short-term incentive portion of the plan, or subject to the movement in the price of the Company’s stock or the Company’s performance through the long- term incentive portion of the plan. Amounts paid under the plan are further subject to repayment or “claw back” as needed to comply with all applicable laws and regulations.

Accordingly, and as more fully described below, the Compensation Committee approved the following compensation arrangements (“2023 Executive Compensation Plan”) for Messrs. Grant, Gilmour and McManus for 2023.

2023 Base Salary and Long-Term Incentive Compensation

Name and Title	Annual Base Salary	Time Vested Restricted Stock (RSAs) Awarded(1)	Performance Vested Restricted Stock (PSAs) Awarded(2)	Stock Options Awarded
Richard N. Grant, Jr., President and Chief Executive Officer	$415,414	9,860	9,859	16,988(3)
Duncan Gilmour, Chief Financial Officer, Treasurer and Secretary	$275,600	4,762	4,760	8,044(3)
Joseph McManus, Division President, Electronic Test	$274,200	2,076	2,076	3,576(3)

inTEST Corporation | 2024 Proxy Statement – 25

Executive Compensation (continued)

(1)	The time vested restricted stock awards vest 25% annually which will commence on March 8, 2024.

(2)

The performance metric used for the shares of performance vested restricted stock will be the audited revenue of the Company at the end of fiscal year 2025 relative to the stated target, calculated as all base company business as of December 31, 2022 and all acquired revenue in audited revenue for the year ended December 31, 2025.

(3)

The stock option award vests 25% annually which will commence on March 8, 2024 and will have an exercise price of $16.06, which was the closing price of the Company’s common stock as listed on the NYSE American on March 8, 2023.

Description of the Base Salary Portion of the 2023 Executive Compensation Plan

Mr. Grant’s base salary was increased from $391,875 to $415,414 effective April 1, 2023; Mr. Gilmour’s base salary was increased from $260,000 to $275,600 effective April 1, 2023; and Mr. McManus’s base salary was increased from $260,000 to $274,200 effective April 1, 2023. The increases in base salary were made to reflect individual performance.

Description of the Short-Term Incentive Portion of the 2023 Executive Compensation Plan

The following is a summary of the short-term incentive portion of our 2023 Executive Compensation Plan that the Compensation Committee adopted for Messrs. Grant and Gilmour.

●	Target incentive opportunity of 70% of base salary for Mr. Grant and 55% of base salary for Mr. Gilmour, which were the same percentages as 2022.

●

Performance bonus payment for Messrs. Grant and Gilmour are based upon satisfaction of the following weighted performance metrics: 60% based on the achievement of revenue and Adjusted EBITDA targets in a performance matrix (financial performance), 20% based on completion of one or more acquisitions in 2023 that meet a fixed 12-month trailing revenue minimum (strategic performance), and 20% based on the final average net working capital (asset performance).

●	Minimum financial performance thresholds beginning at 80% for both the revenue and Adjusted EBITDA targets.

●	At minimum financial performance, each of Mr. Grant and Mr. Gilmour would earn 0% of his target incentive opportunity for financial performance if none of the performance metrics are satisfied.

●	Maximum financial performance limits at 120% of target for the revenue component and 114% for the Adjusted EBITDA component.

●	At maximum financial performance, each of Messrs. Grant and Gilmour could earn 175% of his target incentive opportunity for the financial performance component.

The following is a summary of the short-term incentive portion of our 2023 Executive Compensation Plan established for Mr. McManus.

●	Target incentive opportunity of 50% of base salary.

●

Performance bonus payment for Mr. McManus based upon satisfaction of the following weighted performance metrics: 60% based on the achievement of division revenue and income from operations targets in a performance matrix (financial performance), 20% on acquisitions completed (strategic performance), and 20% based on the division’s final average net working capital (asset performance).

●	At minimum financial performance, Mr. McManus would earn 0% of his target incentive opportunity for financial performance if none of the performance metrics are satisfied.

●	At maximum financial performance, Mr. McManus could earn 175% of his target incentive opportunity for financial performance.

The Committee and Mr. Grant (our CEO) believes that the goals for Company-wide and division performance along with the personal goals established under the 2023 Executive Compensation Plan were sufficiently difficult to achieve in order to provide a significant incentive for the participants to improve the Company’s and individual division performance during that year. The Committee and Mr. Grant (our CEO) also believes that such goals did not encourage any of the participants to cause the Company to take excessive risks in connection with achieving the goals and that, by including targets for strategic performance such as those related to development and implementation of a talent development program, the goals were consistent with reducing the Company’s overall risks.

26 – inTEST Corporation | 2024 Proxy Statement

Executive Compensation (continued)

The following matrix shows the payout opportunity for the financial performance portion of the short-term incentive program as a function of target revenue and the targeted financial measures applicable to each NEO.

		Revenue vs. Target

		<80%	80%	90%	100%	110%	120%

Financial Performance Measure vs. Target	<86%	0%	0%	0%	0%	0%	0%
	86%	0%	50%	50%	50%	63%	75%
	93%	0%	63%	75%	75%	88%	100%
	100%	0%	75%	88%	100%	113%	125%
	107%	0%	88%	100%	125%	138%	163%
	114%	0%	100%	125%	150%	163%	175%

For the short-term incentive program Mr. Grant did not fully achieve the financial performance goals described above, which were weighted as 60%. Mr. Grant did achieve both the completion of an acquisition and the final average net working capital goals, each weighted as 20%. While the acquisition did not close until 2024, the Compensation Committee gave Mr. Grant credit since it had been negotiated in 2023 and the delay in the closing to 2024 was for reasons beyond his control.

As a result, the short-term incentive compensation payout to Mr. Grant for 2023 was as follows:

Target Bonus	Actual Payment	Actual as a % of Target
$290,789	$247,171	85%

For the short-term incentive program Mr. Gilmour did not fully achieve the financial performance goals described above, which were weighted as 60%. Mr. Gilmour did achieve both the completion of an acquisition and the final average net working capital goals, each weighted as 20%. While the acquisition did not close until 2024, the Compensation Committee gave Mr. Gilmour credit since it had been negotiated in 2023 and the delay in the closing to 2024 was for reasons beyond his control.

As a result, the short-term incentive compensation payout to Mr. Gilmour for 2023 was as follows:

Target Bonus	Actual Payment	Actual as a % of Target
$151,580	$128,843	85%

For the short-term incentive program Mr. McManus exceeded the financial performance goals described above, which were weighted as 60%. Mr. McManus did achieve both the completion of an acquisition and his division’s final average net working capital goals, each weighted as 20%. While the acquisition did not close until 2024, the Compensation Committee gave Mr. McManus credit since it had been negotiated in 2023 and the delay in the closing to 2024 was for reasons beyond his control.

As a result, the short-term incentive compensation payout to Mr. McManus for 2023 was as follows:

Target Bonus	Actual Payment	Actual as a % of Target
$137,100	$157,665	115%

inTEST Corporation | 2024 Proxy Statement – 27

Executive Compensation (continued)

Description of Long-Term Incentive Portion of the 2023 Executive Compensation Plan

As part of Radford’s scope of work, the Compensation Committee sought the consultant’s advice and recommendations on the use of equity-based compensation for the executive officers. With such input from Radford, with respect to Messrs. Grant, Gilmour and McManus the Compensation Committee determined that:

●	A regular program of long-term incentive awards would increase the linkage between the pay of the executive officers and the performance delivered to our stockholders;

●	Stock options would be effective as a tool to reward the executive officers for focusing on growing the value of the Company over the long term;

●	Shares of time-vested restricted stock (“RSAs”) would be effective as a tool to provide both retention and increase the immediate connection between the executives and the stockholders; and

●	Shares of performance-vested restricted stock (“PSAs”) would be effective as a tool to align pay with company performance.

Accordingly, the Compensation Committee decided to compensate Messrs. Grant, Gilmour and McManus through the grant of a combination of stock options, RSAS and PSAs as set forth above in the 2023 Base Salary and Long-Term Incentive Compensation table.

The PSAs are subject to a performance metric measured by audited revenue of the Company at the end of 2025 relative to the stated target, calculated as all base company businesses as of December 31, 2022 and all acquired revenue in audited revenue for the year ended December 31, 2025, and have a vesting factor that ranges from 0% to 150%.

Management Stock Ownership Guidelines

On November 4, 2020, the Board approved stock ownership guidelines for executive officers and certain other members of the Company’s management team (the “Management Ownership Guidelines”). The ownership target under the Management Ownership Guidelines is 5x base salary for our CEO, 2x base salary for our CFO, and 0.5x base salary for our Vice Presidents and General Managers. On April 26, 2023, the Board approved an amendment to the Management Ownership Guidelines which incorporated ownership targets of 5x annual retainer for non-employee directors and added an ownership target of 1x base salary for Division Presidents. Such persons have five years to achieve the ownership target from the later of the date on which the Management Ownership Guidelines were approved or when they were hired or promoted to their position. Our CEO, CFO, independent directors, Division Presidents, Vice Presidents and General Managers (collectively, the “Covered Executives”) must also remain at or above their target ownership level at the close of trading on April 1 of each year as long as they are employed by, or serve as an independent director of, the Company. Each Covered Executive must retain 50% of all net shares (post tax) that vest until the applicable ownership target is achieved. If the Covered Executive becomes subject to a higher ownership target, the new or higher target will apply 30 days after the change and 50% of net vested shares should be retained until the new applicable minimum ownership target is met.

For purposes of satisfying the ownership target, the following will be included:

i.

Any shares of common stock of the Company held by the Covered Executive owned, either individually or jointly with such person’s spouse and/or children, including any vested shares of restricted stock;

ii.	Any shares of common stock of the Company held in trust for the economic benefit of the Covered Executive or their spouse or minor children; and

iii.	Any unvested RSAS.

Unvested PSAs, and unexercised stock options (whether vested or unvested) will not be included in the determination of ownership calculations for purposes of meeting the ownership target.

As of December 31, 2023, Mr. Grant met his ownership target. Messrs. Gilmour and McManus did not meet their ownership targets, as they joined the Company in June 2021 and February 2021, respectively, and are within the five-year phase-in period.

28 – inTEST Corporation | 2024 Proxy Statement

Executive Compensation (continued)

Tables and Additional Narrative Discussion

The following tables and discussions set forth certain information with respect to the compensation we paid, or recognized as an expense in accordance with Accounting Standards Codification (“ASC”) Topic 718 (Compensation—Stock Compensation), to our NEOs.

Summary Compensation Table

For the Fiscal Year Ended December 31, 2023

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(A)	Stock Options ($)(B)	Non-Equity Incentive Plan Compensation ($)(C)	All Other Compensation ($)(D)	Total ($)

Richard N. Grant, Jr.	2023	409,076	—	316,687	158,328	247,171	4,750	1,136,012
President and Chief Executive Officer	2022	387,073	—	266,702	133,341	194,213	4,750	986,079

Duncan Gilmour	2023	271,400	—	150,033	74,970	128,843	4,750	629,996
Chief Financial Officer, Treasurer and Secretary	2022	254,307	—	133,351	66,681	89,804	4,750	548,983

Joseph McManus Division President, Electronic Test	2023	270,377	—	66,681	33,328	157,665	4,750	532,801

(A)

The amounts in this column for 2023 reflect the fair value of the RSAs granted to our NEOs in 2023. The fair value of the RSAs is based on the closing price of our stock on the date of grant and computed in accordance with ASC Topic 718. On March 8, 2023, Messrs. Grant, Gilmour and McManus were granted 9,860, 4,672 and 2,076 RSAs, respectively, which vest 25% annually. Further, on March 8, 2023, Messrs. Grant, Gilmour and McManus were granted 9,859, 4,670 and 2,076 PSAs, respectively. The closing price of our stock on March 8, 2023 was $16.06. For a discussion of assumptions made in the foregoing valuations, see Note 15 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 27, 2024.

(B)

The amounts in this column for 2023 reflect the fair value of the stock options granted our NEOs in 2023, which vest 25% annually. On March 8, 2023, Messrs. Grant, Gilmour and McManus were granted 16,988, 8,044 and 3,576 options, respectively. The fair value for stock options granted during 2023 was estimated at the date of grant using the Black-Scholes option pricing model. The per share weighted average fair value of stock options issued on March 8, 2023 was $9.32. For a discussion of assumptions made in the foregoing valuations, see Note 15 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 27, 2024.

(C)

The material terms of the non-equity incentive plan awards, including a general description of the formula and criteria that was applied in determining the amounts paid, are described above under the heading “Description of the Short-Term Incentive Portion of the 2023 Executive Compensation Plan”.

(D)	The amounts in this column for 2023 reflect the matching contributions made to the NEO’s 401(k) plan account.

inTEST Corporation | 2024 Proxy Statement – 29

Executive Compensation (continued)

Outstanding Equity Awards at Fiscal Year-End

For the Fiscal Year Ended December 31, 2023

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)
Richard N. Grant, Jr.	56,000	56,000	10.62	03/09/2031	16,612	(2)	225,923
	6,423	19,269	9.76	03/08/2032	9,334	(3)	126,942
	—	16,988	16.06	03/07/2033	23,910	(4)	325,176
					19,719	(5)	268,178
Duncan Gilmour	4,052	4,052	16.80	06/13/2031	994	(6)	13,518
	3,212	9,636	9.76	03/08/2032	11,955	(7)	162,588
	—	8,044	16.06	03/07/2033	9,342	(8)	129,500
Joseph McManus	5,000	5,000	13.13	04/27/2031	6,000	(9)	81,600
	3,470	10,410	8.14	04/27/2032	1,750	(10)	23,800
	—	3,576	16.06	03/07/2033	2,796	(11)	38,026
					4,152	(12)	56,468

(1)	Based on the closing share price on December 29, 2023 of $13.60.

(2)	Represents the unvested portion of restricted stock that was granted on August 24, 2020 under the 2014 Stock Plan. 66,448 shares vest in equal portions on August 24, 2021, 2022, 2023 and 2024.

(3)	Represents the unvested portion of restricted stock that was granted on March 10, 2021 under the 2014 Stock Plan. These shares vest in equal portions on March 10, 2022, 2023, 2024 and 2025.

(4)

Represents the unvested portion of restricted stock that was granted on March 9, 2022 under the 2014 Stock Plan. 13,664 shares vest in equal portions on March 9, 2023, 2024, 2025 and 2026. 13,662 shares issued at target performance that may vest on March 9, 2025, three years from the date of grant at a vesting percentage to be determined by the Compensation Committee based on the achievement of performance criteria. The maximum number of shares that may vest pursuant to the performance criteria is 20,493.

(5)

Represents the unvested portion of restricted stock that was granted on March 8, 2023 under the 2014 Stock Plan. 9,860 shares vest in equal portions on March 8, 2024, 2025, 2026 and 2027. 9,859 shares issued at target performance that may vest on March 8, 2026, three years from the date of grant at a vesting percentage to be determined by the Compensation Committee based on the achievement of performance criteria. The maximum number of shares that may vest pursuant to the performance criteria is 14,789.

(6)	Represents the unvested portion of restricted stock that was granted on June 14, 2021 under the 2014 Stock Plan. 1,988 shares vest in equal portions on June 14, 2022, 2023, 2024 and 2025.

(7)

Represents the unvested portion of restricted stock that was granted on March 9, 2022 under the 2014 Stock Plan. 6,832 shares vest in equal portions on March 9, 2023, 2024, 2025 and 2026. 6,831 shares issued at target performance that may vest on March 9, 2025, three years from the date of grant at a vesting percentage to be determined by the Compensation Committee based on the achievement of performance criteria. The maximum number of shares that may vest pursuant to the performance criteria is 10,247.

(8)

Represents the unvested portion of restricted stock that was granted on March 8, 2023 under the 2014 Stock Plan. 4,672 shares vest in equal portions on March 8, 2024, 2025, 2026 and 2027. 4,670 shares issued at target performance that may vest on March 8, 2026, three years from the date of grant at a vesting percentage to be determined by the Compensation Committee based on the achievement of performance criteria. The maximum number of shares that may vest pursuant to the performance criteria is 7,005.

30 – inTEST Corporation | 2024 Proxy Statement

Executive Compensation (continued)

(9)

Represents 6,000 shares issued at target performance that may vest on March 10, 2024, based on the achievement of performance criteria. The maximum number of shares that may vest pursuant to the performance criteria is 9,000.

(10)	Represents the unvested portion of restricted stock that was granted on April 28, 2021 under the 2014 Stock Plan. These shares vest in equal portions on April 28, 2022, 2023, 2024 and 2025.

(11)	Represents the unvested portion of restricted stock that was granted on April 28, 2022 under the 2014 Stock Plan. These shares vest in equal portions on April 28, 2023, 2024, 2025 and 2026.

(12)

Represents the unvested portion of restricted stock that was granted on March 8, 2023 under the 2014 Stock Plan. 2,076 shares vest in equal portions on March 8, 2024, 2025, 2026 and 2027. 2,076 shares issued at target performance that may vest on March 8, 2026, three years from the date of grant at a vesting percentage to be determined by the Compensation Committee based on the achievement of performance criteria. The maximum number of shares that may vest pursuant to the performance criteria is 3,114.

Employment Agreements

Richard N. Grant, Jr.

In connection with his appointment as our Chief Executive Officer and President, we have entered into a letter agreement with Mr. Grant, dated July 24, 2020, which provides that Mr. Grant’s employment will be on an at-will basis and that he will be entitled to an annual base salary of $375,000 per year, subject to periodic review by the Compensation Committee. During Mr. Grant’s employment, he is eligible to participate in the Company’s annual bonus award plan. For fiscal years 2021 and thereafter, Mr. Grant’s goals for his annual bonus award are set forth in the Company’s executive officer compensation plan for such fiscal year and his award thereunder.

Under the terms of the letter agreement, Mr. Grant is eligible to participate in the employee benefit plans and programs (excluding severance) generally available to the Company’s senior executives and consistent with such plans and programs of the Company, including but not limited to medical, life and disability insurance, retirement, vacation/paid time off, fringe benefit, perquisite, business expense reimbursement and travel plans or programs, in accordance with and subject to eligibility and other terms and conditions of such plans and programs, as in effect from time to time. As a condition of accepting his offer of employment, Mr. Grant also executed a Confidentiality, Non-Competition and Non-Solicitation Agreement, which includes standard restrictive covenants, assignment of inventions, confidentiality and non-disparagement, and non-competition and non-solicitation of employees, customers and suppliers provisions.

Duncan Gilmour

In connection with his appointment as our Chief Financial Officer, Treasurer and Secretary, we entered into a letter agreement with Mr. Gilmour, dated June 10, 2021, which provides that Mr. Gilmour’s employment will be on an at-will basis and that he will be entitled to an annual base salary of $240,000 per year, subject to periodic review by the Compensation Committee. During Mr. Gilmour’s employment, he is eligible to participate in the Company’s annual bonus award plan. For fiscal years 2022 and thereafter, Mr. Gilmour’s actual bonus payment under the annual bonus award plan will be set forth in the Company’s executive officer compensation plan for such fiscal year and his award.

Under the terms of his offer letter, Mr. Gilmour also received an additional performance-based award (the “Performance Award”) of restricted common stock. The total number of shares of restricted common stock subject to the Performance Award is equal to (a) $100,000 (based on target performance) divided by (b) the closing price of the Company’s common stock on June 14, 2021. The Performance Award vested on August 24, 2023 at a vesting percentage of 150%, as determined by the Committee under the performance goals described in a written restricted stock agreement. As a condition of his employment, Mr. Gilmour also executed a Confidentiality, Non-Competition and Non-Solicitation Agreement, which includes standard restrictive covenants, assignment of inventions, confidentiality and non-disparagement, and non-competition and non-solicitation of employees, customers and suppliers provisions.

Joseph McManus

We do not have an employment agreement with Mr. McManus, who is employed on an “at will” basis.

inTEST Corporation | 2024 Proxy Statement – 31

Executive Compensation (continued)

Retirement Benefits

Our NEOs are provided retirement benefits under the tax-qualified 401(k) plan provided to our other domestic employees. Our NEOs are subject to provisions that allow participants to make contributions from their own salary on a pre-tax basis and provides a discretionary employer matching contribution not to exceed $4,750 a year. The amount of employer contributions made to our 401(k) plan for our NEOs for 2023 are included in the column entitled “All Other Compensation” in the Summary Compensation Table above. We do not provide any other retirement benefits to our NEOs.

Potential Payments upon Retirement, Death, Disability or Termination Following a Change of Control

We have Change of Control Agreements with Messrs. Grant and Gilmour (the “Change of Control Agreements”). We do not have a Change of Control Agreement with Mr. McManus.

The Change of Control Agreements provide for the payment of certain benefits upon the executive officer’s separation from service by us without Cause (as defined below) or by the executive officer for Good Reason (as defined below) within two years following a Change of Control. These benefits consist of the continuation of the executive officer’s base salary and continued coverage under group benefit plans for the one-year period following the separation of such executive officer’s service from the Company and payment of the variable performance based compensation that he would have earned for such one year period.

Under the Change of Control Agreements, a “Change of Control” occurs in the event of:

●	our dissolution or liquidation;

●	the sale of substantially all of our assets, except to a stockholder who as of the date of the Change of Control Agreements owned 20% or more of our stock (a “Related Person”);

●	our merger or consolidation with another company unless our stockholders own stock in that company in the same proportion that they own stock in us prior to the transaction;

●	any person or entity other than a Related Person obtains the voting control of 40% or more of our stock; or

●	our directors and those persons our directors may nominate to become our directors, cease to comprise a majority of our Board members.

Under the Change of Control Agreements, a termination for “Cause” means the executive’s termination by us because of an act of fraud upon inTEST, a violation of inTEST’s Code of Ethics, willful refusal to perform the duties assigned to him by the Board or conviction for any crime involving dishonesty or breach of trust or for any crime that is a felony or of moral turpitude.

The term “Good Reason” under the Change of Control Agreements means a material adverse change in an executive’s status, responsibilities or benefits; a failure to be nominated or elected to his current officer position; a requirement to report to anyone other than his direct report; an assignment of duties inconsistent with his current officer position; any reduction in base salary, variable component or formula for determining the variable component which would have the effect of reducing his variable component, or other reduction in compensation or benefits; or a requirement to relocate more than thirty miles from his current office.

The benefits payable under the Change of Control Agreements are subject to the release of any claims that the NEOs may have against us pursuant to the agreements as we may request. Benefits will be reduced or eliminated to the extent that comparable benefits are received from another source. Furthermore, the benefits will be reduced to the extent that the payments would not be deductible by us (in whole or in part) under Section 280G of the Internal Revenue Code.

In the event of a Change of Control or the death or Disability of an NEO, all equity awards issued to our executive officers become 100% vested. The term “Disability” means a condition of total mental or physical incapacity for further performance of the person’s duty with the Company that the Compensation Committee determines, on the basis of competent medical evidence, is likely to be permanent and constitutes a disability.

We do not provide NEOs with any benefits or acceleration of vesting in the event of retirement.

32 – inTEST Corporation | 2024 Proxy Statement

Executive Compensation (continued)

Disclosure of Erroneously Awarded Compensation

On March 8, 2024, the Board concluded that it was required to make an accounting restatement for the quarterly period ended September 30, 2023 filed with the SEC on November 9, 2023 (the “Restatement”), which impacted the financial results for the year ended December 31, 2023. After assessing the incentive-based compensation received by all of our covered executive officers after October 2, 2023 and during the period affected by the Restatement and pursuant to the requirements of the Company’s Policy on Recovery of Erroneously Awarded Compensation (the “Clawback Policy”), the Compensation Committee determined that the Company paid an aggregate dollar amount of erroneously awarded compensation attributable to the Restatement to one covered executive officer of $30,454.80 (the “Aggregate Clawback Amount”).

The Compensation Committee determined that erroneously awarded compensation had been paid to a covered executive officer pursuant to a Separation Agreement entered into by the Company and the covered executive officer dated February 5, 2024 (the “Separation Agreement”). The Separation Agreement provided for payment of incentive-based compensation in the form of (i) no fewer than 5,280 PSAS (88% of the 6,000-share target) granted under the Restricted Stock Award Agreement signed by the Company on March 23, 2021 (the “2021 PSAs”) based on the Company’s preliminary 2023 results, and (ii) a payment of a an annual bonus for 2023 of no less than $65,250 (the “2023 STI Bonus”) in accordance with the Company’s preliminary results. The $65,250 amount was based on an Operating Income payout factor of 75%.

The 5,280 shares of the 2021 PSAs were determined based on Ambrell Revenue for the applicable performance period of $43.47 million. The $65,250 of the 2023 STI bonus was determined based on Operating Income metrics of Process Technologies Division Revenue for 2023 of $53.70 million and Process Technologies Division Operating Income Percentage for 2023 of 20.0%. The Operating Income metrics were weighted 60%.

As a result of the Restatement, Ambrell Revenue for the applicable performance period was $42.7 million, and Process Technologies Division Revenue and Process Technologies Division Operating Income Percentage for 2023 were $51.48 million and 18.9%, respectively.

The Compensation Committee determined that based on the restated financials, the 2021 PSAs would only have vested for 4,500 shares at 75% of the 6,000-share target and the 2023 STI Bonus would only be payable for $43,500 based on a Division Revenue and Operating Income vs. Target payout factor of 50%, which resulted in Erroneously Awarded Compensation of 780 shares (the “Excess Shares”) and $21,750 (the “Excess Amount”).

Prior to the Restatement, the Company had released 5,280 shares to the covered executive officer for the 2021 PSAs, but had not yet paid the 2023 STI Bonus. To effect the recovery of erroneously awarded compensation, the Company cancelled 780 shares and only paid a 2023 STI Bonus of $43,500.

None of our other covered executive officers had received payment of their PSAs from 2021 or their annual bonus for 2023 before the accounting restatement. Their payments were based on the restated financials and there was no need for any recovery.

The total Aggregate Clawback Amount was determined by calculating the net of (i) the dollar value of the Excess Shares based on the closing price of the Company’s common stock on March 8, 2024 (the business day preceding the issuance of shares attributable to the Restatement), and (ii) the Excess Amount of 2023 STI Bonus. At fiscal year-end, as the Company had not yet determined the need for the Restatement, no recoupment had been initiated.

inTEST Corporation | 2024 Proxy Statement – 33

DIRECTOR COMPENSATION

In 2023, non-employee directors received an annual retainer of $25,000 and the Chairperson of the Board received an additional annual retainer of $40,000. The Chairperson of each of the Committees of the Board were paid an additional annual fee as follows: the Chairperson of the Audit Committee received an additional annual fee of $20,000, the Chairperson of the Compensation Committee received an additional annual fee of $13,750 and the Chairperson of the Nominating and Corporate Governance Committee received an additional annual fee of $10,000. The members of the Committees, other than the Chairpersons, receive additional annual fees of: $10,000 for members of the Audit Committee and $5,000 for members of each of the Compensation Committee and Nominating and Corporate Governance Committee, respectively. Also, in March 2023, based upon the evaluation and recommendation of Radford, the Compensation Committee recommended, and the Board approved, the award of 9,000 shares of restricted stock to each of the non-employee directors to further align their interests with those of our stockholders. Such shares vested 25% on each of the following dates: March 31, 2023, June 30, 2023, September 30, 2023 and December 31, 2023 subject to certain conditions, including, but not limited to, the continued service to inTEST of the respective non-employee director through each such vesting date.

In addition, the Company reimburses non-employee directors’ travel expenses and other costs associated with attending Board or committee meetings. The Company does not pay additional compensation to any executive officer for service as a director.

The following table sets forth the compensation earned by, or paid to, the members of our Board, who are not executive officers, for the year ended December 31, 2023:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(A)	All Other Compensation ($)	Total ($)
Steven J. Abrams, Esq.	50,000	(1)	144,540	—	194,540
Jeffrey A. Beck	48,750	(2)	144,540	—	193,290
Joseph W. Dews IV	75,000	(3)	144,540	—	219,540
Gerald J. Maginnis	50,000	(4)	144,540	—	194,540

(A)

These amounts represent the fair market value of the award of restricted stock based on the closing price of our common stock on the date of grant of $16.06 as computed in accordance with ASC Topic 718.

(1)

Consists of $25,000 annual retainer, $10,000 for service as Chairperson of the Nominating and Corporate Governance Committee, $10,000 for service as a member of the Audit Committee, and $5,000 for service as a member of the Compensation Committee.

(2)	Consists of $25,000 annual retainer, $13,750 for services as Chairperson of the Compensation Committee and $10,000 for service as a member of the Audit Committee.

(3)

Consists of $25,000 annual retainer, $40,000 for service as Chairperson of the Board, $5,000 for service as a member of the Compensation Committee and $5,000 for service as a member of the Nominating and Corporate Governance Committee.

(4)	Consists of $25,000 annual retainer, $20,000 for service as Chairperson of the Audit Committee and $5,000 for service as a member of the Nominating and Corporate Governance Committee.

34 – inTEST Corporation | 2024 Proxy Statement

PAY VERSUS PERFORMANCE

As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last three completed calendar years. In determining the “compensation actually paid” to our NEOs, we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table in previous years, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table.

Pay Versus Performance Table

The table below summarizes compensation values both previously reported in our Summary Compensation Table, as well as the adjusted values required in this section for fiscal years 2021, 2022 and 2023. Note that for our NEOs other than our principal executive officer (the “PEO”), compensation is reported as an average.

Year	Summary Compensation Table Total for PEO ($) (1)(2)	Compensation Actually Paid to PEO ($) (1)(3)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($) (1)(4)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($) (1)(5)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return ($)(6)	Net Income ($)(7) (in thousands)

2023	1,136,012	2,675,048	581,399	723,095	209.55	9,342

2022	986,079	455,903	502,840	472,866	158.71	8,461

2021	1,478,834	2,546,716	560,730	433,431	195.99	7,283

(1)

During fiscal years 2023, 2022 and 2021, the PEO was Richard N. Grant, Jr. During fiscal year 2023, the non-PEO named executive officers (NEOs) were Duncan Gilmour and Joseph McManus. Mr. Gilmour served as the Company’s principal financial officer and Mr. McManus served as the Division President-Electronic Test. During fiscal year 2022, the non-PEO NEOs were Duncan Gilmour and Scott Nolen. Mr. Gilmour served as the Company’s principal financial officer and Mr. Nolen served as the Division President-Process Technologies. During fiscal year 2021, the non-PEO NEOs were Hugh Regan who served as the Company’s principal financial officer through June 11, 2021 and Duncan Gilmour who served as the Company’s principal financial officer beginning June 14, 2021.

(2)	The dollar amounts reported are the amounts of total compensation reported for Mr. Grant for the applicable fiscal year in the “Total” column of the Summary Compensation Table (SCT).

(3)

The following table sets forth the adjustments for 2023 which were made to total compensation per the SCT in order to arrive at “compensation actually paid” to our PEO, as computed in accordance with Item 402(v) of Regulation S-K:

2023

SCT Total for PEO	$ 1,136,012

Less: Amount reported under the “Stock Awards” and “Stock Options” columns in the SCT	(475,015)

Add: Fair value as of fiscal year-end of awards granted during the fiscal year that are outstanding and unvested as of the end of the fiscal year	402,180

Add: Change in fair value as of fiscal year-end, compared to prior fiscal year-end, of awards granted in any prior fiscal year that are outstanding and unvested as of the end of the fiscal year	297,952

Add: Change in fair value as of vesting date, compared to prior fiscal year-end, of awards granted in any prior fiscal year for which all vesting conditions were satisfied at fiscal year-end or during the fiscal year	1,313,919

Total Adjustments	1,539,036

Compensation Actually Paid to PEO	2,675,048

(4)	The dollar amounts reported represent the average of the amounts reported for the non-PEO NEOs for the applicable fiscal year in the “Total” column of the Summary Compensation Table.

inTEST Corporation | 2024 Proxy Statement – 35

Pay Versus Performance (continued)

(5)

The following table sets forth the adjustments for 2023 which were made, on an average basis, to the average total compensation per the SCT in order to arrive at “average compensation actually paid” to our non-PEO NEOs, as computed in accordance with Item 402(v) of Regulation S-K:

2023

Average SCT Total for Non-PEO NEOs	$581,399

Less: Amount reported under the “Stock Awards” and “Stock Options” columns in the SCT	(162,506)

Add: Fair value as of fiscal year-end of awards granted during the fiscal year that are outstanding and unvested as of the end of the fiscal year	137,588

Add: Change in fair value as of fiscal year-end, compared to prior fiscal year-end, of awards granted in any prior fiscal year that are outstanding and unvested as of the end of the fiscal year	80,600

Add: Change in fair value as of vesting date, compared to prior fiscal year-end, of awards granted in any prior fiscal year for which all vesting conditions were satisfied at fiscal year-end or during the fiscal year	86,014

Total Adjustments	141,696

Average Compensation Actually Paid to Non-PEO NEOs	723,095

(6)

The amounts reported represent the measurement period value of an investment of $100 in our stock on December 31, 2020 (the last trading day before the 2021 fiscal year), and then valued again on each of December 31, 2021 (the last trading day of the 2021 fiscal year), December 30, 2022 (the last trading day of the 2022 fiscal year), and December 31, 2023 (the last trading day of the 2023 fiscal year) based on the closing price per share of the Company’s common stock as of such dates. No dividends were paid by the Company in 2021, 2022, and 2023.

(7)	The amounts reported represent net income for the applicable fiscal year calculated in accordance with generally accepted accounting principles in the United States.

36 – inTEST Corporation | 2024 Proxy Statement

Relationship Between Compensation Actually Paid and Performance

The Company adheres to a pay-for-performance philosophy. We believe the compensation program we have designed incentivizes our executive team to drive results that create value for our shareholders. As such, equity incentive awards are a major component of the compensation paid to the PEO and the Non-PEO NEOs. Stock price is the primary driver of both the value of these awards and total shareholder return and year-ending compensation actually paid and total shareholder returns are significantly influenced by movement in the Company’s stock price. INTT stock moved from $6.49 as of December 31, 2020, to $12.72 as of December 31, 2021, to $10.30 as of December 31, 2022, to $13.60 as of December 29, 2023. As a result, from January 1, 2021 to December 31, 2021, total shareholder return increased by approximately 96% and from January 1, 2022 to December 31, 2022, total shareholder return decreased by approximately 19%, and from January 1, 2023 to December 31, 2023 total shareholder return increased by approximately 32%. Note that the 2022 decrease resulted despite net income increasing approximately 16% in 2022 to $8.5 million when compared to 2021.

The compensation actually paid to the PEO for 2023 was 135% higher than reported per the summary compensation table. The average compensation actually paid to the non-PEO NEOs was 24% higher than reported per the summary compensation table. The differences in compensation actually paid from year to year versus as presented per the summary compensation table are largely driven by year-over-year stock-price movement and these 2023 changes compare with a 32% increase in total shareholder return for the period from January 1, 2023 to December 31, 2023. The higher increase for the PEO reflects the impact of 37,581 additional shares issued upon the August 2023 vesting of the August 2020 performance share grant at 150% of target.

inTEST Corporation | 2024 Proxy Statement – 37

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

RSM US LLP was appointed as our independent registered public accounting firm (“IRPA Firm”) on June 16, 2008. RSM US LLP audited our consolidated financial statements for the years ended December 31, 2023 and 2022. The Audit Committee of our Board has appointed RSM US LLP as our IRPA Firm for the year ending December 31, 2024, subject to the determination of the 2024 audit fees. The Audit Committee has the sole authority and responsibility to select, appoint, evaluate and, where appropriate, discharge and replace RSM US LLP as our IRPA Firm, and the appointment of our IRPA Firm is not required to be submitted to a vote of the stockholders for ratification. The Audit Committee has elected to submit its appointment of RSM US LLP for ratification by stockholders. Notwithstanding the outcome of the vote by the stockholders, the Audit Committee is not bound to retain the IRPA Firm or to replace the IRPA Firm, where, in either case, after considering the outcome of the vote, the Audit Committee determines its decision regarding the IRPA Firm to be in the best interests of inTEST. Representatives of RSM US LLP will attend the Annual Meeting and will be available to respond to questions and, if they desire, make a statement.

The following table sets forth the fees billed by RSM US LLP as described below:

	2023	2022

Fee Category:

Audit Fees	$ 670,500	$412,500

Audit-Related Fees	$ 70,500	$ 10,500

Tax Fees	$ 195,592	$159,485

All Other Fees	$ 194,344	$ 70,244

Total Fees	$1,130,936	$652,729

Audit Fees: Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements and review of the interim condensed consolidated financial statements for 2023 and 2022, respectively, that are included in quarterly reports during those years and services that are normally provided by our IRPA Firm in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

Audit-Related Fees: Consists of fees billed in each of 2023 and 2022 for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services would include auditing procedures in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and auditing procedures in connection with the adoption of financial accounting and reporting standards.

Tax Fees: Consists of fees billed in each of 2023 and 2022 for tax related services including advice, preparation of returns and other tax services related to federal, state and international taxes.

All Other Fees: Consists of fees billed in each of 2023 and 2022 for all products and services provided by the principal accountant, other than those reported above. For 2023, the fees related to tax due diligence and audit and tax services for foreign subsidiaries. For 2022, the fees related to the audit and tax services for the foreign subsidiaries.

In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee’s policy is to pre-approve all audit and non-audit services provided by our IRPA Firm. On an ongoing basis, management defines and communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of our IRPA Firm for such services. The Audit Committee has also delegated authority to the Chairperson of the Audit Committee, and if the Chairperson of the Committee is unavailable, to any other Audit Committee member, to pre-approve permitted services. Any such pre-approval must be reported to the Audit Committee at its next meeting. For 2023 and 2022 approximately $7,600 and $14,000, respectively, of the fees for the services described in the table as Tax Fees were approved by the Audit Committee as de minimis as contemplated by Rule 2-01(c)(7)(i)(C) of Regulation S-X.

Recommendation of the Board

The Board recommends a vote “FOR” the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2024.

38 – inTEST Corporation | 2024 Proxy Statement

PROPOSAL 3: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are again providing our stockholders with the opportunity at the Annual Meeting to approve, on a non-binding advisory basis, the 2023 compensation of our named executive officers as disclosed in the Executive Compensation section of this proxy statement, including the Overview of the Executive Compensation Program, the Summary Compensation Table and the related tables, notes, and narratives. Currently this “say on pay” vote is conducted every year. As previously reported, the option of holding the advisory vote on the compensation of the Company’s named executive officers every year was approved on an advisory basis by a vote of the stockholders at the 2019 Annual Meeting of Stockholders. The Company’s Board considered the outcome of such advisory vote and determined to hold future stockholder advisory votes on executive compensation every year, until the Board determines that a different frequency for such votes is in the best interests of the Company’s stockholders or until the next required vote of the Company’s stockholders on the frequency of such votes.

We urge stockholders to read the discussion in this proxy statement of Executive Compensation which describes our 2023 executive compensation program principles and practices in more detail, including the Summary Compensation table and other related tables, notes and narratives, which provide detailed information about the compensation of our named executive officers.

While this proposal is an advisory vote that will be non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding the compensation of our named executive officers.

The next advisory vote on the compensation of our named executive officers will take place at our Annual Meeting of Stockholders to be held in 2025.

Recommendation of the Board

The Board recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

inTEST Corporation | 2024 Proxy Statement – 39

INFORMATION REGARDING DEADLINES AND PROCEDURES FOR SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATION OF DIRECTORS

Under the proxy rules of the SEC, stockholders intending to submit proposals to be included in our proxy statement for our Annual Meeting of Stockholders to be held in 2025 must send their proposals to Duncan Gilmour, Secretary at 804 East Gate Drive, Suite 200, Mt. Laurel, New Jersey 08054, not later than December 27, 2024. These proposals must relate to matters appropriate for stockholder action and be consistent with regulations of the SEC relating to stockholder proposals (“Rule 14a-8”) in order to be considered for inclusion in our proxy statement relating to that meeting.

Under our Bylaws, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Secretary of inTEST at the address set forth above, not later than 90 days and not earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders, subject to certain exceptions. Accordingly, a notice of a stockholder proposal, submitted outside of Rule 14a-8 under the Exchange Act, or a stockholder nomination for the 2025 Annual Meeting of Stockholders will be untimely if received by inTEST’s Secretary before February 20, 2025 or after March 22, 2025, unless the date of the 2025 Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the 2024 Annual Meeting. If the date of the 2025 Annual Meeting of Stockholders is changed by more than 30 days from the anniversary of the 2024 Annual Meeting, then notice by the stockholder to be timely must be delivered not earlier than the 120th day prior to the date of the 2025 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than nominees for our Annual Meeting of Stockholders to be held in 2025 must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 21, 2025.

Our Bylaws set forth various qualifications and disclosure requirements for such advance written notice of a nomination or proposal to be in proper form. A stockholder wishing to submit such a notice should review the provisions of our Bylaws (which are filed with our Annual Report on Form 10-K for the year ended December 31, 2023). In general, the disclosure requirements include information about the stockholder making the nomination or proposal, information regarding the nominee or proposal, and in the case of a nomination, a certification and consent from the nominee. If a stockholder fails to comply with the time of notice procedures set forth in our Bylaws, that stockholder will not be entitled to present the proposal or nomination at the meeting. If, however, notwithstanding the requirements of our Bylaws, a proposal is brought before the meeting, then under the SEC’s proxy rules, the proxies inTEST solicits with respect to the 2025 Annual Meeting of Stockholders will confer discretionary voting authority on the persons so named as proxies with respect to such proposal.

ANNUAL REPORT

Our Annual Report to Stockholders (which includes our consolidated financial statements for the year ended December 31, 2023), accompanies this proxy statement. The Annual Report to Stockholders does not constitute a part of the proxy solicitation materials.

By Order of the Board of Directors,

Duncan Gilmour

Secretary

40 – inTEST Corporation | 2024 Proxy Statement

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.

Online Go to www.investorvote.com/INTT or scan the QR code – login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/INTT

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals

The Board of Directors recommends a vote FOR each of the nominees in Proposal 1 and FOR Proposals 2 and 3. 1. Election of Directors:

Nominees:	For	Withhold		For	Withhold	03 - Joseph W. Dews IV	For	Withhold
01 - Steven J. Abrams, Esq.	☐	☐	02 - Jeffrey A. Beck	☐	☐		☐	☐

04 - Richard N. Grant, Jr.	☐	☐	05 - Gerald J. Maginnis	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2024.	☐	☐	☐	3. Approval, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐

Note: In their discretion, and in accordance with applicable law, the proxies are authorized to vote upon such other matters that may come before the meeting or any adjournment or postponement of the meeting.

B	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

⬛	1 U P X

         03ZM0B

The 2024 Annual Meeting of Stockholders of inTEST Corporation will be held on

Thursday, June 20, 2024 at 11:00 a.m. EDT, via live webcast at meetnow.global/M65A9VM

To access the meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/INTT

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy – inTEST Corporation

ANNUAL MEETING OF STOCKHOLDERS

JUNE 20, 2024

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF inTEST CORPORATION.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON THURSDAY, JUNE 20, 2024, AT 11:00 a.m. EDT:

The Notice of the 2024 Annual Meeting of Shareholders, Proxy Statement and 2023 Annual Report on Form 10-K are available at:

www.edocumentview.com/INTT

The undersigned, revoking any contrary proxy previously given, hereby appoints Richard N. Grant, Jr. and Duncan Gilmour (the “Proxies”), and each of them, jointly and severally, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to appear at the Annual Meeting of Stockholders of inTEST Corporation to be held June 20, 2024 (the “Annual Meeting”), and at any postponement or adjournment thereof, and to vote, as designated on the reverse side of this proxy card, all shares of Common Stock of inTEST Corporation held of record by the undersigned on April 22, 2024 with all the powers and authority the undersigned would possess if personally present. The undersigned confers discretionary authority by this proxy as to matters which may properly come before the Annual Meeting, or any postponement or adjournment thereof, including matters which are not timely made known to inTEST Corporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OF THIS PROXY CARD. IF NO DIRECTION IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

The undersigned hereby acknowledges receipt of the proxy statement relating to the foregoing matters.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING

THE ENCLOSED ENVELOPE, UNLESS VOTING BY TELEPHONE OR INTERNET.

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.

⬛